Exhibit 2.1

EXECUTION COPY

ACQUISITION AGREEMENT

by and among

C-COR.NET CORP.

and

BROADBAND ROYALTY CORPORATION

(as Buyer)

and

LANTERN COMMUNICATIONS, INC.

(as Seller)

May 14, 2004

i

4.2.	Authorization; Binding Obligation	28
4.3.	No Violations.	29
4.4.	SEC Documents; Financial Statements.	29

ARTICLE V CERTAIN COVENANTS		30

5.1.	Information.	30
5.2.	Ancillary Agreements	30
5.3.	Tax Reporting and Allocation of Consideration	30
5.4.	Tax Matters.	31
5.5.	Employees and Employee Benefits; Options.	33
5.6.	Notice to Buyer	35
5.7.	Conduct of the Business	36
5.8.	Covenant Not to Compete; Nonsolicitation.	38
5.9.	Material Consents	38
5.10.	Notice to Customers	38
5.11.	Confidentiality	38
5.12.	Estoppel Certificates	39
5.13.	Accounts Receivable and Related Claims	39
5.14.	Exclusive Dealing	39
5.15.	Intangible Asset Information	40
5.16.	Financial Statements	40
5.17.	Transfer of Facilities	40
5.18.	Intellectual Property	40
5.19.	Governmental Permits	41
5.20.	Satisfaction of Excluded Liabilities	41
5.21.	Foreign Employees.	41

ARTICLE VI CLOSING		41

6.1.	Conditions Precedent to Each Party’s Obligations	41
6.2.	Conditions Precedent to Buyer’s Obligations	41
6.3.	Conditions Precedent to Seller’s Obligations	44

ARTICLE VII INDEMNIFICATION AND SURVIVAL		45

7.1.	Indemnification and Survival of Representations and Warranties and Covenants.	45

ARTICLE VIII TERMINATION		47

8.1.	Termination.	47
8.2.	Procedure and Effect of Termination	48
8.3.	Termination Fee.	48
8.4.	Waiver	49

ii

ARTICLE IX MISCELLANEOUS		49

9.1.	Notices	49
9.2.	Expenses	50
9.3.	Entire Agreement	50
9.4.	Assignment; Binding Effect; Severability	50
9.5.	Governing Law.	50
9.6.	Execution in Counterparts	50
9.7.	Public Announcement	51
9.8.	No Third Party Beneficiaries	51
9.9.	Further Assurances	51
9.10.	Interpretation	51
9.11.	Amendments	51

iii

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (the “Agreement”) is dated as of May 14, 2004 between Lantern Communications, Inc. a Delaware corporation, (“Seller”), and C-COR.net Corp., a Pennsylvania corporation (“C-COR”) and Broadband Royalty Corporation, a Delaware corporation and wholly-owned subsidiary of C-COR (“BRC” and together with C-COR, “Buyer”).

RECITALS

WHEREAS, Seller is engaged in the Business (as hereinafter defined);

WHEREAS, the Board of Directors of Seller and the Boards of Directors of Buyer have determined that Seller’s sale of certain assets and liabilities of the Business to Buyer on the terms and conditions set forth herein (the “Sale”) is consistent with and in furtherance of the long-term business strategies of Seller and Buyer, and is fair to, and in the best interests of Seller, Buyer and their respective shareholders; and

WHEREAS, Seller will transfer certain assets and liabilities of the Business to Buyer, and Buyer will accept such assets and assume such liabilities from Seller, on the terms and conditions set forth herein. Seller and Buyer will enter into the Escrow Agreement (as hereinafter defined), assumption agreements and other ancillary agreements regarding certain actions relating to implementation of the transactions contemplated hereby (the “Ancillary Agreements”).

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

1.1. Defined Terms. For the purposes of this Agreement, the following words and phrases shall have the following meanings:

“46 Revival Patents” shall have the meaning set forth in Section 5.18.

“5310 Revival Patents” shall have the meaning set forth in Section 3.18.

“Accounting Principles” shall have the meaning set forth in Section 3.4.

“Accounts Payable” shall have the meaning set forth in Section 3.20.

“Accounts Receivable” shall have the meaning set forth in Section 3.20.

“Affiliate” of a Person means any Person controlling, controlled by, or under common control with, such Person. For purposes of this definition, “control” means the power to direct the management and policies of a Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of Section 5.8, none of Goldman Sachs, Mohr Davidow Ventures or Madison Dearborn Partners, or any of their respective Affiliates, shall be considered to be an Affiliate.

“Agreement” shall have the meaning set forth in the Recitals.

“Ancillary Agreements” shall have the meaning set forth in the Recitals.

“Appraisal” shall have the meaning set forth in Section 5.15.

“Asset Acquisition Statement” shall have the meaning set forth in Section 5.3.

“Assumed Liabilities” shall have the meaning set forth in Section 2.3.

“Balance Sheet” shall mean the Closing Balance Sheet.

“Bonus Agreements” shall mean those certain Bonus Compensation Agreements dated as of June 26, 2003 between Seller and each of Nader Vijeh and Nasser Hiekali, as amended.

“BRC” shall have the meaning set forth in the Recitals.

“Business” shall mean the manufacture, sale and service of communications network systems and components carried on by Seller on the date hereof and at any time from the date hereof until Closing, and any other business of Seller. Business shall exclude Excluded Liabilities and Business Employees other than Transferred Employees.

“Business Financial Statements” shall have the meaning set forth in Section 3.4.

“Business Intellectual Property” shall have the meaning set forth in Section 3.18.

“Business Day” means each day on which banks in New York, New York are open for business.

“Business Employees” means all individuals who are employed by Seller in relation to the Business, including all independent contractors engaged by Seller as of the date hereof.

“Buyer” shall have the meaning set forth in the Recitals.

“C-COR Stock Options” shall have the meaning set forth in Section 5.5.

“Closing” shall have the meaning set forth in Section 2.5.

“Closing Balance Sheet” shall have the meaning set forth in Section 2.6.

“Closing Date” shall have the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the businesses and affairs of the Seller or its Affiliates or the Business that is not already generally available to the public.

“Contract” or “Contracts” shall mean all contracts, contractual rights, agreements, leases, purchase orders, warranty rights, sales order or any other agreement relating to the Business, the Purchased Assets or the Assumed Liabilities.

“Damage” or “Damages” means any and all losses, liabilities, damages, penalties, obligations, awards, fines, deficiencies, diminution in value, interest, claims (including third party claims, whether or not meritorious), costs and expenses whatsoever (including reasonable attorneys’, accountants’ and environmental consultants’ fees and disbursements).

“Employee Bonus” means bonuses payable to certain officers of Seller and Business Employees pursuant to agreements with the Company and other arrangements approved by the Board of Directors of Seller, in an aggregate amount of twenty-five percent (25%) of the Purchase Price minus any amounts to be paid by Seller at the Closing set forth in Sections 2.6(c)(i), (ii), (v) and (vi) of this Agreement; provided, however, that the aggregate amount of such bonuses payable to all officers of Seller and Business Employees shall in no event exceed an aggregate of $5,000,000.

“Employment Agreement” means a written agreement for employment between C-COR and Nader Vijeh that is mutually acceptable to C-COR and Nader Vijeh.

“Encumbrance” shall mean any encumbrance of any kind whatsoever and includes any charge, claim, security interest, community property interest, mortgage, deed of trust, lien, judgment, tax lien, sewer rent, assessment, mechanics’ or materialmen’s liens, hypothecation, pledge, use, condition, occupancy, assignment, operation or ownership, easement, servitude, right of way, restriction, tenancy, encroachment or burden or any other right or claim and any restrictive covenant or other agreement, restriction or limitation of the subject property.

“Environmental Laws” shall have the meaning set forth in Section 3.12.

“Environmental Liabilities” means any and all Damages, known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, arising out of or related to:

(i) environmental conditions, including, the presence, Release, threat of Release or Management of Hazardous Substances, occurring or existing prior to the Closing Date, at, on, in, under or from the Premises, the Purchased Assets or any other property now or previously owned, operated or leased by Seller or in connection with the operation of the Business; or

(ii) environmental conditions arising from the off-site transportation, storage, treatment, recycling or disposal of Hazardous Substances prior to the Closing Date generated by or on behalf of Seller or in connection with the operation of the Business; or

(iii) any violation which occurred prior to the Closing of any then-applicable Environmental Law (including costs and expenses for pollution control or monitoring equipment required by Environmental Laws to bring the Business into compliance with Environmental Laws and fines, penalties and reasonable defense costs incurred for such reasonable time after the Closing to come into compliance).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (i) any corporation included with Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) which is under common control with Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as an affiliate of Seller under Section 414(o) of the Code.

“Escrow Agreement” shall have the meaning set forth in Section 2.7.

“Escrow Fund” shall have the meaning set forth in Section 2.7.

“Estoppel Certificates” shall have the meaning set forth in Section 5.12.

“Exchange Ratio” shall have the meaning set forth in Section 5.5.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Liabilities” shall have the meaning set forth in Section 2.4.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means the government of the United States of America or any foreign country, or any state, province, municipality or other political subdivision thereof or therein, or any court, tribunal, agency, department, board, instrumentality, authority or commission (including regulatory and administrative bodies) of any of the foregoing.

“Governmental Permits” shall mean any and all of the governmental permits, licenses, certificates, building permits, variances, approvals, registrations, authorizations and other licenses relating to the use or occupancy of the Premises, issued to Seller with respect to the Business or which are used by Seller in, or otherwise necessary or material to, the operation of the Business, the use by Seller of the Premises, or the conduct of the Business at the Premises, or which are otherwise required by law to be transferred to Buyer.

“Hazardous Substances” shall have the meaning set forth in Section 3.12.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Including” or any variation thereof means “including without limitation” and the term “including” or any variation thereof shall not be construed to limit any general statement which it follows to the specific or similar items or matters immediately following it.

“Indebtedness” means all items which, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of the balance sheet as at the date Indebtedness is to be determined, except accounts payable which are not more than 60 days past due and accrued liabilities arising in the ordinary course of business, and in any event, shall include (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) liabilities as lessee under leases of real and/or personal property which have been or should be, in accordance with GAAP, recorded as capital leases, (iii) liabilities secured by any Encumbrance on property owned or acquired, whether or not such liability shall have been assumed, (iv) guaranties, endorsements (other than for collection in the ordinary course of business) and other contingent obligations whether secured or not in respect of the obligations of other Persons, (v) liabilities in respect of unfunded vested benefits, (vi) reimbursement obligations in respect of letters of credit, banker’s acceptances, surety or other bonds and similar instruments whether or not matured, and (vii) all obligations arising under any consulting or noncompetition agreement entered into in connection with an acquisition of assets or the purchase of stock or other equity interests of any Person, to the extent such obligations have been capitalized.

“Indemnified Person” shall have the meaning set forth in Section 7.1.

“Indemnifying Person” shall have the meaning set forth in Section 7.1.

“Intellectual Property” means (i) inventions, whether or not patentable, reduced to practice or made the subject of one or more pending Patent applications, and whether or not under design or development, (ii) national and multinational statutory invention registrations, Patents and all improvements to the inventions disclosed in each such registration or Patent, (iii) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names (whether or not registered) in the United States and all other nations throughout the world, including all variations, derivations, combinations, registrations and applications for registration or renewals of the foregoing and all goodwill associated therewith, (iv) copyrights (whether or not registered) and registrations and applications for registration or renewals thereof in the United States and all other nations throughout the world, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, now or hereafter provided by law, regardless of the medium of fixation or means of expression, (v) Internet domain names and registrations and applications for registration or renewals thereof registered in the United States (e.g., associated with the .com, .de, ca, .au, .net or .org top level domains) and all other nations throughout the world, (vi) computer software (including source code, object code, firmware, operating systems and specifications), (vii) trade secrets and, whether or not confidential, business information (including pricing and cost information, business and marketing plans and customer and supplier lists) and know-how (including manufacturing and production processes and techniques and research and development information) owned or licensed by Seller, (viii) industrial designs (whether or not registered), (ix) databases and data collections, (x) copies and tangible embodiments of any of the foregoing, in whatever form or medium (including electronic media), (xi) all rights to obtain and rights to apply for Patents and to register trademarks and copyrights, (xii) all rights in all of the foregoing provided by treaties, conventions and common law, (xiii) all rights to sue or recover and retain damages and costs and attorneys’ fees for past, present and future infringement or misappropriation of any of the foregoing, and (iv) licenses to any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means with respect to any representation, warranty or statement of any Person that is qualified by such Person’s “knowledge,” the actual knowledge of such Person, and in the case of any entity, the knowledge of the executive officers of such Person after reasonable investigation.

“Lantern Stock Options” shall have the meaning set forth in Section 5.5.

“Leased Real Estate” shall have the meaning set forth in Section 3.16.

“Lease” or “Leases” shall have the meaning set forth in Section 3.16.

“Leave of Absence” means an approved absence from employment that is classified as sick time, personal leave, family leave, industrial leave or Medical Leave.

“Manage” or “Management” when used with respect to Hazardous Substances, has the meaning set forth in Section 3.12.

“Material Adverse Effect” means any change or effect (or series of related changes or effects) which has had or could reasonably be likely to have a material adverse change in or effect upon the business, condition (financial or otherwise), properties, results of operations of the Business or the Purchased Assets.

“Material Real Estate Impairment” shall mean (1) a material adverse change in the value of any one or more of the individual Premises so affected or (2) material impairment or interference of the use of, or the conduct of the Business at, any one or more of the individual Premises so affected.

“Medical Leave” means an absence from employment that is classified as short-term disability, long-term disability or permanent medical leave.

“Multiemployer Plan” shall have the meaning ascribed thereto in Sections 3(37) and 4001(a)(3) of ERISA.

“Non-Assignable Assets” shall have the meaning set forth in Section 2.8.

“Patents” means U.S. and non-U.S. patents, patent applications and industrial design registrations together with any continuations, continuations-in-part or divisional applications thereof, all patents and industrial design registrations issuing thereon, and all patents, industrial design registrations and applications claiming priority therefrom (including reissues, renewals and reexaminations of the foregoing).

“Permitted Encumbrances” means (i) the Encumbrances and exceptions set forth in Schedule 3.6; and (ii) customary imperfections in title not material in extent or amount and which, individually or in the aggregate, do not interfere with the conduct of the Business or with the use of the Purchased Assets, do not cause a Material Real Estate Impairment to any Premises and do not affect the value of the Purchased Assets, taken collectively.

“Person” means and includes any individual, corporation, partnership, firm, association, joint venture, joint stock company, trust or other entity, or any government or regulatory administrative or political subdivision or agency, department or instrumentality thereof.

“Plans” shall have the meaning set forth in Section 3.10.

“Premises” means the Leased Real Estate.

“Purchased Assets” shall have the meaning set forth in Section 2.1.

“Purchased Business Intellectual Property” shall mean the Business Intellectual Property owned by Seller and conveyed to Buyer as a Purchased Asset.

“Release” shall have the meaning set forth in Section 3.12.

“Remediation” means investigation, cleanup, remedial action or other response action.

“Restricted Person Agreement” means a non-compete, non solicitation agreement in form and substance satisfactory to Buyer.

“Returns” means all returns, declarations, reports, statements and other documents required under a Tax Law to be filed with a Governmental Authority in respect of Taxes, and includes any Forms W-2, 1099 or similar documents required under any Tax Law to be provided to a person other than a Governmental Authority (and “Return” means any one of the foregoing Returns).

“Revival Patents” shall have the mean the 46 Revival Patents and the 5310 Revival Patents.

“Seller” shall have the meaning set forth in the Recitals.

“Sign-On Bonus” means a cash amount equal to eighteen percent (18%) of the Employee Bonus.

“Sign-On Options” means 30,000 C-COR Stock Options.

“Sign-On Package” means the Sign-On Bonus and the Sign-On Options.

“Single Employer Plan” shall have the meaning ascribed thereto in Section 4001(a)(15) of ERISA.

“Statement of Allocation” shall have the meaning set forth in Section 5.3.

“Straddle Period Taxes” shall have the meaning set forth in Section 5.4.

“Subsidiary” means as to any Person, a corporation or other entity of which shares of stock or other equity ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation or other entity are at the time owned, directly or indirectly, through one or more intermediaries, or both, by such Person.

“Survival Period” means: (i) for representations, warranties and covenants other than as set forth in subsections (ii) through (iv), a period of one (1) year from the Closing Date; (ii) for representations and warranties contained in Section 3.12 (Environmental Matters) and Section 3.6 (Title) twenty-four (24) months after the Closing Date; (iii) for representations, warranties and covenants contained in Section 3.17 (Tax Matters), the period of the applicable statute of limitations applicable thereto; (iv) for covenants contained in Section 5.1 (Information) or Section 5.8 (Non-Compete), the period specified in that covenant; provided, however, that if any claim for Damages is made by any Indemnified Person against an Indemnifying Person arising out of or relating to any representation, warranty or covenant within the applicable Survival Period, the Survival Period shall be deemed to be extended until final resolution of such claim.

“Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, add on or alternative minimum tax, occupancy, withholding, payroll, fringe benefits, employment, excise, severance, stamp, value added, goods and services, occupation, premium, property (including, without limitation, real property taxes and any assessments, special or otherwise), windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto (and “Tax” means any one of the foregoing Taxes).

“Tax Law” means a statute, regulation or administrative rule or judicial opinion enacted, issued or promulgated for the determination, imposition, assessment or collection of any Tax.

“Tax Refund” the amount of Seller’s entitlement to a refund from Canadian Taxing authorities in connection with a research grant of Seller, estimated to be $182,461 on the date hereof and in connection with Canadian sales tax, estimated to be $11,717.

“Third Party Business Intellectual Property” means Intellectual Property used in the Business or the Purchased Assets but is owned by a third party and licensed by Seller.

“Threshold Amount” shall have the meaning set forth in Section 7.1.

“Transfer Taxes” shall have the meaning set forth in Section 5.4.

“Transferred Employees” shall have the meaning set forth in Section 5.5.

“Working Capital” means an amount equal to the difference between current assets and current liabilities as of the Closing Date, as determined in accordance with GAAP.

ARTICLE II

THE TRANSACTION

2.1. Sale and Purchase of Assets.

(a) Purchase and Sale of the Purchased Assets. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to all assets of the Business, including the assets listed on Schedule 2.1 (including causes of action, rights of action, contract rights and warranty and product liability claims against third parties) other than Excluded Assets (the “Purchased Assets”).

(b) Purchase and Sale of the Business Intellectual Property. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, transfer, assign, convey and deliver to BRC, and BRC shall purchase and assume from Seller, all of Seller’s right, title and interest in and to the Purchased Business Intellectual Property.

2.2. Excluded Assets. It is hereby expressly acknowledged and agreed that Seller is not selling, transferring or assigning to Buyer, and Buyer is not purchasing or acquiring from Seller the assets listed on Schedule 2.2 (the “Excluded Assets”).

2.3. Assumed Liabilities. On the Closing Date, Buyer shall assume and agree to pay, perform or otherwise discharge, in accordance with its terms and subject to the respective conditions thereof, subject to the provisions of Section 2.4, all of the liabilities of Seller to the extent reflected on the Closing Balance Sheet set forth on Schedule 2.3 (the “Assumed Liabilities”).

2.4. Excluded Liabilities. It is hereby acknowledged and agreed that, except for the Assumed Liabilities, Buyer shall not assume or be obligated to pay, perform or otherwise discharge any obligations or liabilities of Seller or any of their Affiliates, whether or not related to the Business and whether direct or indirect, known or unknown, or absolute or contingent, including, but not limited to, the following (all of such obligations and liabilities not so assumed by Buyer being herein called the “Excluded Liabilities”):

(a) any liabilities, payables or obligations to the extent related to Excluded Assets;

(b) any Taxes of Seller or any of its Affiliates as a result of Seller’s operation of the Business or ownership of the Purchased Assets with respect to any period that ends on or prior to the Closing Date to the extent such Taxes are allocable to the portion of the period up to and ending on the Closing Date;

(c) any liability for Taxes of Seller incident to or arising from the consummation of the transactions (including any bulk sales or similar taxes) contemplated under this Agreement;

(d) any liability for any Taxes of Seller or any of its Affiliates or of any consolidated, combined or unitary group of which Seller is or was a member, including (but not limited to) any liability pursuant to Treasury Regulation Section 1.1502-6 or any analogous state, local or foreign tax provisions;

(e) any liability for Taxes of another Person resulting from an agreement entered into by Seller or any of its Affiliates, pursuant to which Seller or any of its Affiliates has an obligation in respect of the Taxes of such other Person;

(f) any liability in respect of any deferred salary obligations, including employee benefit, pension, health, retirement, option, stock, bonus, incentive or other such plan or compensation arrangement of Seller or any of its Affiliates, except as expressly set forth in this Agreement;

(g) any liabilities or obligations of Seller or any of its Affiliates for any professional, financial advisory or consulting fees and expenses incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the transactions contemplated hereby, or any other proposed transaction for the direct or indirect sale of the Business or any portion thereof, including, the fees, expenses and disbursements of Seller’s counsel and accountants (including accountants fees, expenses and disbursements in connection with the preparation of the Business Financial Statements);

(h) any liability or obligation of Seller or any of its Affiliates for debt and indebtedness for borrowed money, including obligations evidenced by notes, bonds, debentures or similar instruments, and including any guaranties of any of the foregoing;

(i) any liability or obligation to which any Buyer, any Purchased Assets or the Business becomes subject that would not otherwise constitute an Assumed Liability arising as a result of failure to comply with bulk sales laws or any similar law;

(j) any liability or obligation for which Seller has agreed to indemnify Buyer under the Ancillary Agreements; and

(k) any liability or obligation designated as an Excluded Liability on Schedule 2.4(u) or any other Schedule to this Agreement, or designated by Buyer in writing pursuant to Buyer’s due diligence investigations.

2.5. The Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement shall take place at the offices of Ballard Spahr Andrews & Ingersoll, LLP, 1735 Market Street, 51st Floor, Philadelphia, Pennsylvania 19103, or at such other place as shall be mutually agreed to by the parties hereto, on the date and time (the “Closing Date”) selected by Buyer that is within five (5) Business Days after the satisfaction or waiver of all of the Closing conditions set forth in Article VI hereto. The effective time of the transactions contemplated hereby shall be deemed to be 11:59 p.m. (EST) on the Closing Date.

2.6. Purchase Price.

(a) At the Closing, Buyer will pay Seller an aggregate purchase price (the “Purchase Price”) of $20,000,000, less the Sign-On Bonus, subject to adjustment as described herein, in cash for the Purchased Assets plus the assumption of the Assumed Liabilities.

(b) The Purchase Price shall be adjusted as follows:

(i) At the Closing, the Chief Financial Officer of Seller will deliver to Buyer the balance sheet of Seller as of the Closing Date (“Closing Balance Sheet”), which shall include a certificate of the Chief Financial Officer calculating Seller’s Working Capital (“Seller’s Working Capital Certificate”). In the event that the Working Capital as reflected on Seller’s Working Capital Certificate is less than $1,195,000, then Buyer shall hold back from the Purchase Price an amount equal to two (2) times such shortfall (the “Holdback”).

(ii) Within 60 days after the Closing Date, Buyer shall calculate, and submit to Seller a certificate of Chief Financial Officer of Buyer stating the Working Capital of Seller (“Buyer’s Working Capital Certificate”).

(A) In the event that the Working Capital as reflected on Buyer’s Working Capital Certificate is less than $1,195,000, then Buyer shall be entitled to a downward adjustment in the Purchase Price on a dollar for dollar basis equal to the amount of such shortfall (the “Working Capital Adjustment”). Buyer shall retain from the Holdback an amount equal to the Working Capital Adjustment and remit the balance of the Holdback, if any. In the event the Working Capital Adjustment exceeds the Holdback, Seller shall pay the amount of such excess to Buyer within fifteen (15) Business Days of delivery of Buyer’s Working Capital Certificate to Seller.

(B) In the event that the Working Capital as reflected on Buyer’s Working Capital Certificate is equal to or greater than $1,195,000, Buyer shall remit the entire amount of the Holdback to Seller within fifteen (15) Business Days of delivery of Buyer’s Working Capital Certificate.

(iii) In the event that Seller disputes the Buyer Working Capital Adjustment, then Seller shall deliver a written notice of dispute to Buyer setting forth in detail the nature of the dispute within 10 Business Days after receipt of Buyer’s Working Capital Certificate (“Ten Day Notice”), Seller and Buyer shall negotiate in good faith to resolve such dispute within 30 days after delivery of Buyer’s Working Capital Certificate. If the parties cannot resolve such dispute within such time period, then they shall submit such dispute to arbitration pursuant to provisions of Section 7.1(h). In the event that Seller fails to deliver the Ten Day Notice within the time set forth in this subsection, the Buyer Working Capital Adjustment shall be deemed final and conclusive.

(c) At the Closing, Lantern shall pay the following:

(i) The actual fees payable to Saints Advisors, LLC, Seller’s financial advisor currently estimated to be $1,100,000;

(ii) The actual fees payable for Manatt, Phelps & Phillips, LLP, Seller’s legal counsel currently estimated to be $350,000;

(iii) All amounts payable pursuant to the Employee Bonus;

(iv) Any “gross up” amounts Seller is required to pay in the event of a 280G adjustment as set forth in the Bonus Agreements;

(v) The amount of deferred salaries to Business Employees equal to their deferred salary as of the Closing Date; and

(vi) Any amount due in respect of indebtedness of Seller to third parties outstanding at Closing.

(d) The Purchase Price shall be paid as follows: (i) at Closing, a cash payment of $20 million less amounts equal to (A) cash on hand of Seller, as set forth on Seller’s Closing Balance Sheet, (B) the Tax Refund, (C) the Sign-On Bonus, (D) the Seller Working Capital Holdback, and (D) the Escrow Fund. All cash payments shall be made by wire transfer of immediately available funds into an account specified by Seller at least three (3) Business Days prior to the Closing. The allocation of the Purchase Price among the Purchased Assets shall be as set forth on Schedule 5.3.

2.7. Escrow Account.

(a) Contemporaneous with the execution of this Agreement, Seller, Buyer and the Escrow Agent will execute and deliver an escrow agreement, in substantially the form of Exhibit 2.7 (the “Escrow Agreement”). Upon execution of the Escrow Agreement, Buyer shall deliver to the Escrow Agent $1,000,000 (the “Good Faith Deposit”) to be placed in escrow which will be placed in escrow and credited to the Escrow Fund (as hereinafter defined) upon completion of Closing, or paid to Seller in the event that Seller has satisfied all conditions to Closing required to be satisfied by Seller and Buyer refuses to close pursuant to the terms hereof.

(b) At Closing, subject to the terms of the Escrow Agreement, Buyer will issue and deliver to the Escrow Agent cash in an amount equal to $1,000,000 (together with the Good Faith Deposit, the “Escrow Fund”) which will be placed in escrow and held pursuant to Section 7.1.

(c) By executing the Escrow Agreement, Buyer and Seller shall, without any further act, be deemed to have consented to and approved the deposit of the Escrow Fund with the Escrow Agent and to all of the other terms, conditions and limitations set forth in the Escrow Agreement.

2.8. Consent of Third Parties; Further Assurances.

(a) From time to time following the Closing, Seller shall execute and deliver, or cause to be executed and delivered, to Buyer such additional instruments of conveyance and transfer as Buyer may reasonably request or as may be otherwise reasonably necessary to more effectively convey or transfer to, and vest in, Buyer and put Buyer in possession of, any part of the Purchased Assets. Nothing in this Agreement shall be construed as an attempt or agreement to assign any asset, Contract, permit, license or other right which would otherwise be included in the Purchased Assets or Assumed Liabilities, as appropriate, but which is by its terms or by law nonassignable without the consent of the other party or parties thereto or any Governmental Authority unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller or the Business would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement, as set forth on Schedule 2.8(a) (the “Non-Assignable Assets”). Seller agrees to use its best efforts to obtain any such consents promptly. At such time as any Non-Assignable Asset is properly assigned to Buyer, such Non-Assignable Asset shall become a Purchased Asset or Assumed Liability, as appropriate. Following the Closing and until such time as such Non-Assignable Assets may be properly assigned to Buyer, such Non-Assignable Assets shall be held by Seller in trust for Buyer and the covenants and obligations thereunder shall be performed by Buyer in the name of the appropriate Seller and all benefits and obligations existing thereunder shall be for the account of Buyer. During such period, Seller shall take or cause to be taken such action in its name or otherwise as Buyer may reasonably request, at Buyer’s expense, so as to provide Buyer with the benefits of the Non-Assignable Assets and to effect collection of money or other consideration to become due and payable under the Non-Assignable Assets and Seller shall promptly pay over to Buyer all money or other consideration received by it (or its Affiliates) in respect of all Non-Assignable Assets. Following the Closing, Seller authorizes Buyer, to the extent permitted by applicable law and the terms of the Non-Assignable Assets, at Buyer’s expense, to perform all of the obligations and receive all of the benefits under the Non-Assignable Assets.

(b) Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by Seller to assign or delegate, or by Buyer to assume and agree to pay, perform or otherwise discharge, any Non-Assignable Asset if an attempted assignment, delegation or assumption thereof without the consent of a third Person (including, without limitation, any Governmental Authority) thereto would constitute a breach thereof unless and until such consent is obtained.

2.9. Customer Billing. In the event that Seller or any of its Affiliates receives payment after the Closing Date on invoices relating to the Purchased Assets on or after the Closing Date, Seller will promptly notify Buyer of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to Buyer. In the event that Buyer or any of its Affiliates receives payment after the Closing Date on invoices issued by Seller relating to product sold or services rendered by businesses other than the Purchased Assets, Buyer will promptly notify the appropriate Seller of such receipt and will promptly remit, or will cause such Affiliate to promptly remit, such payment to the Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the various Schedules identified below in this Article III delivered by Seller to Buyer on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs responding to the Sections and lettered paragraphs contained in this Article III and any items set forth on such Disclosure Schedule shall only modify those representations and warranties specifically noted with a cross reference to the appropriate Section hereof.

3.1. Organization and Authority. Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdictions set forth in Schedule 3.1, and Seller has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby, and effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements and transactions or documents contemplated thereby by all necessary corporate action. Seller has all corporate power and corporate authority necessary to carry on the Business as now conducted and to own or lease and operate its properties as and in the places where the Business is now conducted and such properties are now owned, leased or operated.

3.2. Authorization; Binding Obligation. This Agreement has been duly executed and delivered by Seller, and constitutes the valid and legally binding obligations of Seller, enforceable against them in accordance with its terms; except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.3. No Violations.

(a) Except as disclosed on Schedule 3.3(a), the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governing document of Seller, (ii) result in a violation of any statute, rule, regulation or ordinance applicable to Seller or the assets of Seller, (iii) subject to the receipt of any consents of third Persons described in Section 3.3(b), violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, Governmental Permit, material lease, agreement, Contract, license, instrument, or other material arrangement or commitment which relates to the Business, the Assumed Liabilities or the Purchased Assets, (iv) violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body, (A) having jurisdiction over Seller or any of its assets or properties, and (B) having jurisdiction over the Business or the Purchased Assets, or (v) violate any Lease or Permitted Encumbrance, except in the case of Section 3.3(a)(iii) where failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Seller to consummate the transactions contemplated hereby, or have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.3(b), or Schedule 2.8(a) which identifies which Purchased Assets or Assumed Liabilities that constitute Non-Assignable Assets, no consent, approval, order or authorization of, or registration, declaration or filing with, any Person is required by Seller in connection with the execution and delivery of this Agreement and the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, and except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Seller to consummate the transactions contemplated hereby or have a Material Adverse Effect.

3.4. Financial Statements. Attached hereto as Schedule 3.4 are the consolidated financial statements of the Seller for and as at the three (3) years ended December 31, 2003 together with the consolidated financial statements of the Business quarter ended March 31, 2004 (such financial statements of the Business and the Balance Sheet being referred to collectively herein as the “Business Financial Statements”). The Business Financial Statements have been compiled from and are in all material respects in accordance with Seller’s books and records for the Business. The Business Financial Statements (i) fairly present the financial condition, assets and liabilities of the Business as of its dates and the results of operations of the Business for the periods then ended and (ii) have been prepared in accordance with GAAP consistently applied (the “Accounting Principles”) except for the absence of the notes thereto and subject to normal year-end adjustments. During the five fiscal years ended December 31, 2003, there has not been any material change in the method of accounting or keeping of books of account or accounting practices with respect to any member of the Seller.

3.5. Absence of Changes. Except as disclosed on Schedule 3.5, since December 31, 2003:

(a) Seller has (i) conducted the Business only in the usual and ordinary course and (ii) operated the Business in accordance with past practices;

(b) there has not been any material change (or series of changes) in the business, condition (financial or otherwise), properties, assets or results of operations of the Business;

(c) Seller has not made or promised to make any increase in any salaries, rates of pay or other compensation or benefits of any Business Employees;

(d) the Business has not suffered any Damage, destruction or loss of any tangible or intangible assets, properties or items in excess of $25,000;

(e) the Business has not suffered any strike or other labor trouble that has had or would reasonably be expected to have a Material Adverse Effect on the relationship between

Seller and the Business Employees, and has not entered into any material agreement or material negotiation with any labor union or other collective bargaining representative of any Business Employees;

(f) there has not been any change or, to the knowledge of Seller, any threat of any change in any of its relations with, or any loss or, to the knowledge of Seller, threat of loss of, any of the suppliers, distributors or customers who account for more than 5% of the source of supply or sales of the Business or which, individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect;

(g) there has not been any cancellation, expiration, non-renewal or waiver of any right under any Contract, license or permit which cancellation, expiration, non-renewal or waiver, has had or reasonably could be expected to have a Material Adverse Effect or a Material Real Estate Impairment; and

(h) there has not been any sale, transfer or other disposition of, or subjection to any Encumbrance of, any assets, Contracts, properties or rights of the Business, except for Permitted Encumbrances, sales of inventory or obsolete or Damaged equipment or retirement of equipment, in each case in the ordinary course of business consistent with past practice.

3.6. Title. Except as disclosed on Schedule 3.6, Seller has, and upon consummation of the transactions contemplated by this Agreement, Buyer will have good and marketable title to, or leasehold interest in, all of the Purchased Assets (other than the Non-Assignable Assets) free and clear of any Encumbrances, except for the Permitted Encumbrances set forth on Schedule 3.6.

3.7. Personal Property. Except as set forth on Schedule 3.7, to Seller’s knowledge, the items of personal property included in the Purchased Assets are in good operating condition, free of any material defects (except those resulting from normal wear and operation) which individually or in the aggregate, reasonably could be expected to have a Material Adverse Effect.

3.8. Permits, Licenses.

(a) Except as set forth on Schedule 3.8 or Schedule 3.12(a), there are no Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the Business, use the Purchased Assets, or to use and occupy any one or more of the Premises, as are currently being used or conducted, occupied or utilized by Seller or as will be conducted, occupied or utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations. Except as set forth on Schedule 3.8, Seller has all Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the Business as currently conducted, use the Purchased Assets as currently used, or to use and occupy any one or more of the Premises, as are currently occupied or utilized by Seller or as will be conducted, occupied or utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations. Seller has received no notice of violation, suspension or revocation of, and to Seller’s knowledge, Seller is and has been in compliance with, such Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations, and all such Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations are readily transferable to Buyer, except where failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Seller to consummate the transactions contemplated hereby or have a Material Adverse Effect.

(b) Except as set forth on Schedule 3.12(a), there are no Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for the use and occupancy of the Premises as are currently being occupied and utilized by Seller, or as will be occupied and utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations. Except as set forth on Schedule 3.8, Seller has all Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for the use and occupancy of the Premises as are currently being occupied and utilized by Seller, or as will be occupied and utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations and all such Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations are readily transferable to Buyer.

3.9. Compliance with Laws and Litigation. Except as set forth on Schedule 3.9, with respect to the Business, the Purchased Assets, the Premises as are currently being conducted, occupied and utilized by Seller or as will be conducted, occupied and utilized by Buyer immediately after Closing, Seller is in compliance with all applicable laws, rules, regulations, ordinances, decrees, orders, judgments, permits and licenses of or from governmental authorities, including, without limitation, those relating to the use and operation of any one or more of the Premises (whether prior or subsequent to the Closing), except where failure of compliance would not individually or in the aggregate have a material adverse effect on or delay the ability of Seller to consummate the transactions contemplated hereby or have a Material Adverse Effect. Except as set forth on Schedule 3.9, there are no actions, suits, proceedings or governmental investigations pending or, to the knowledge of Seller, threatened against it with respect to the Business, the Purchased Assets or the Assumed Liabilities, or with respect to Premises and the contemplated division of the Premises, as are currently being conducted, occupied and utilized by Seller or as will be conducted, occupied and utilized by Buyer immediately after Closing.

3.10. Employee Matters.

(a) Except as described in Schedule 3.10(a), Seller is not, in respect of any Transferred Employees, a party to or bound as of the date hereof by any written or oral:

(i) collective bargaining agreements; employment agreements; consulting, advisory, or service agreements; deferred compensation agreements; confidentiality agreements; noncompetition agreements; termination agreements; severance agreements; retention agreements; change of control agreements; or similar agreements or policies;

(ii) stock option, stock appreciation, restricted stock, phantom stock, stock purchase, bonus, or other incentive plans or agreements.

(b) Except as described in Schedule 3.10(b), Seller, and each ERISA Affiliate of Seller, does not maintain, and is not required to contribute to, is not subject to any liability with respect to, and has not maintained, any ‘employee benefit plan’, as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA, nor any severance pay plan, stock purchase plan, stock option plan, fringe benefit plan, bonus or incentive compensation plan, or any other deferred compensation or post-retirement insurance plan or arrangement (including any such plan or arrangement contained in an individual employment or consulting contract). Each of the plans described in Schedule 3.10(b) (the “Plans”) which is intended to qualify under Section 401 (a) of the Code is tax-qualified, has received a favorable determination letter from the IRS as to its qualification under the Code that takes into account the changes required under the Tax Reform Act of 1986, and as to the tax exemption of each trust forming a part of any such Plan under Section 501(a) of the Code. Each of the Plans, other than Multiemployer Plans, complies in form in all material respects and has been administered in all material respects in accordance with all applicable requirements of law and regulations thereunder. No determination letter with regard to the Plans has been revoked and, to the knowledge of Seller, there is no reason for such revocation.

(c) Seller and each affiliated entity has complied with the health care continuation requirements of Section 601, et seq., of ERISA and Section 4980B of the Code with respect to the Employees, and Seller will continue to maintain the Plans that are “group health plans” as defined in Section 4980B(g) of the Code and Section 607 of ERISA for the required coverage period.

(d) Except as described in Schedule 3.10(d), there is no pending or, to the knowledge of Seller, threatened claim which alleges any violation of any Plan or any requirement of applicable law and regulations thereunder (i) by or on behalf of any Plans or fiduciaries of any Plans or (ii) by any employee or any participant or beneficiary against any Plan. Without limiting the generality of the foregoing, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not give rise to or subsequently result in any obligation or liability (with respect to accrued benefits or otherwise) on the part of Buyer, or any affiliate of Buyer, or any of the officers, directors, or employees of any Buyer, to any Transferred Employee or any employee or former employee of the Business, or otherwise under Sections 404, 406, 409, 502, 4069, 4201, et seq of ERISA or Section 4975 of the Code. Furthermore, Seller has complied with, shall be responsible for and have the obligation for satisfying any notice requirements in respect of events occurring, services rendered or compensation paid on or prior to the Closing Date which are required by ERISA and the Code regarding its Plans, including notices required by Sections 204(h), 606, and 4043 of ERISA and 4980B of the Code.

(e) All contributions required to have been made by Seller and each ERISA Affiliate to any Plan under the terms of any such Plan or pursuant to any applicable collective bargaining agreement or requirement of law or any regulations thereunder have been made within the time (whichever is earliest) prescribed by such Plan, collective bargaining agreement, or requirement of law or any regulations thereunder.

(f) Except as specifically described in Schedule 3.10(f), the consummation of the transactions contemplated by this Agreement, either alone or in conjunction with subsequent events, will not (i) entitle any Transferred Employee to severance pay, unemployment compensation, or any similar payment, or (ii) accelerate the time of payment or vesting or increase the amount of any compensation or benefits due to any such Transferred Employee.

(g) Except as described in Schedule 3.10(g), no Transferred Employee is or may become entitled to post-employment benefits of any kind by reason of employment in the Business, including, without limitation, death, life insurance, or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any Plan qualified under Section 401 (a) of the Code. Except as otherwise provided in Schedule 3.10(g) of this Agreement, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereunder will not result at any time in any obligation or liability under any of the Plans (with respect to accrued benefits or otherwise) of Buyer to any Business Employee, any employee or former employee of any ERISA Affiliate, any of the Plans, any plan of any type maintained by any ERISA Affiliate or the Pension Benefit Guaranty Corporation (the “PBGC”). No amendment to, termination of, or withdrawal from any Multiemployer Plan or any plans subject to Title IV of ERISA or Section 302(c)(11) of ERISA at any time before, on or after the Closing Date by Seller or any ERISA Affiliate will subject Buyer to any liability to any such plan, the PBGC or the IRS, to any Business Employee, to any employee or former employee of any ERISA Affiliate, or to any other Person. None of the Purchased Assets are subject to any Liens arising under Sections 302(f) of ERISA or Section 412(n) of the Code.

(h) Schedule 5.5(a) separately lists each Business Employee whose salary exceeds $20,000 per year and the position, title, remuneration (including any scheduled salary or remuneration increases), and date of employment of such Business Employee. Except as set forth in Schedule 3.10(h), Seller has complied in all material respects with all requirements of law or any regulations thereunder pertaining to the employment of employees, including, without limitation, those relating to prices, wages, hours, employment practices, sexual harassment, discrimination, labor relations, collective bargaining, and operation of its business and is not liable for any arrears of wages or any Tax or penalty for failure to comply with any of the foregoing. Neither Seller nor any Buyer is or will be liable for any retroactive workers’ compensation insurance premium or retroactive unemployment compensation experience rating or charge relating to any period of time prior to the Closing Date.

(i) Except as set forth on Schedule 3.10(i), at the present time and during the past three years, (A) no unfair labor practice complaint or charge against Seller has been brought before, or threatened by, the National Labor Relations Board or any other government agency or any court; (B) there has not occurred or been threatened any labor strike, dispute, picketing, slowdown, stoppage, or other similar labor activity against or involving Seller; (C) Seller is not and has not been party to any collective bargaining agreement and there are no labor unions or other organizations representing, purporting to represent, or attempting to represent any employee; (D) Seller is not and has not been a party to, or affected by or threatened with, any union organizing or election activity or any dispute or controversy with a union involving the Employees; (E) Seller is not and has not been affected by any dispute or controversy with a union or with respect to unionization or collective bargaining involving any supplier or customer of Seller (F) Seller has not experienced any material labor difficulty; and (G) Seller has no knowledge that Seller’s relations with its Employees are other than satisfactory. To the knowledge of Seller, no management or key employee of the Business intends to terminate employment with Seller or the Business.

(j) Seller maintains policies on the proper classification for all employees, leased employees, consultants and independent contracts, for all purposes (including, without limitation, for all Tax purposes and for purposes of determining eligibility to participate in any Plans.)

(k) Except as set forth in Schedule 3.10(k), Buyer will not be obligated to make any payments that, separately or in the aggregate (whether in connection with any termination of employment or otherwise) would result in an “excess parachute payment” within the meaning of section 280G of the Code with respect to any Transferred Employee.

3.11. Agreements. Schedule 3.11 and Schedule 2.8(a) represent and contain a complete and correct list of all material Contracts necessary to conduct the Business as currently conducted by Seller, including, but not limited to, all Contracts, (a) which have unexpired terms of more than one (1) year or cannot be terminated by Seller as a party thereto without penalty or payment on thirty (30) days notice or less; (b) which would require over the full term thereof payments by or to Seller or the Business of more than $100,000; or (c) pursuant to which there were payments by or to Seller or the Business of more than $50,000 for the calendar year ended December 31, 2003. True and correct copies of the Contracts listed on Schedule 3.11 and Schedule 2.8(a) have been delivered or made available to Buyer. Each of such Contracts is valid, binding and enforceable against Seller which is a party thereto and the other parties thereto, in accordance with its terms, and to the knowledge of Seller is in full force and effect. Except as set forth in Schedule 3.11 or Schedule 2.8(a), to the knowledge of Seller, each of the other parties thereto, have performed in all material respects all obligations required to be performed by them under, and are not in default in any material respect under, any of such Contracts, and no event has occurred which, with notice or lapse of time, or both, would constitute such a default. Except as disclosed on Schedule 3.11 or Schedule 2.8(a), Seller has not received any written claim from any other party to any such Contract that Seller has breached any obligations to be performed by it thereunder, or is otherwise in default or delinquent in performance thereunder. Except as disclosed on Schedule 3.11 or Schedule 2.8(a), there are no Contracts to which Seller is a party that contain provisions relating to agreements not to compete that bind Seller which affect or restrict the conduct of the Business as currently conducted by Seller.

3.12. Environmental Matters.

(a) Except as set forth on Schedule 3.12(a), to Seller’s knowledge, Seller holds and is in compliance with all Governmental Permits required under all applicable statutes, rules, regulations, ordinances and orders of any governmental entity relating to the protection of the environment, Hazardous Substances (as defined below) and human and employee health and safety (“Environmental Laws”) in connection with the Business, the Premises and the Purchased Assets, and all of such Governmental Permits are in full force and effect. All such Governmental Permits are listed on Schedule 3.12(a) and any that are not transferable are so designated. Seller has made timely application for renewals of all such Governmental Permits for which Environmental Laws require that applications must be filed on or before the Closing to maintain such Governmental Permits in full force and effect. Seller has no reason to believe that such renewals will not be issued in the ordinary course or will require payment of money (other than customary renewal fees in amounts not greater than $5,000 in the aggregate) or imposition of conditions not currently contained in such Governmental Permits. Except as set forth on Schedule 3.12(a), to Seller’s knowledge, Seller has, in connection with the Business (which for purposes of Section 3.12 shall include the Business as now or formerly operated) complied with and are not in violation of Environmental Laws. Seller will use best efforts to prepare and file all applications for the transfer of such Governmental Permits in adequate time for transfer to Buyer prior to Closing.

(b) Except as set forth on Schedule 3.12(b), no notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to Seller’s knowledge, no investigation or review is pending or, threatened by any governmental or other entity: (i) with respect to any alleged violation of any Environmental Laws applicable to the Business, the Premises or the Purchased Assets; or (ii) with respect to any alleged failure to have any Governmental Permit required in connection with the Business, the Premises or the Purchased Assets; or (iii) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively, “Management” or “Manage”) of any hazardous or toxic substance, material or waste, pollutant or contaminant including polychlorinated biphenyls (“PCBs”), petroleum products, asbestos, radioactive materials and any other hazardous, toxic or polluting substance, materials or waste regulated by any Governmental Authority (“Hazardous Substances”) by or on behalf of Seller or any predecessors in interest or in connection with the operation of the Premises, the Business or the Purchased Assets.

(c) Except as set forth on Schedule 3.12(c), Seller has not received any written request for information, notice of claim, demand or notification that it is or may be potentially responsible with respect to any investigation, remediation or any response action of or with respect to the presence of any threatened or actual Release (as defined below) of any Hazardous Substance in connection with the Premises, the Business or the Purchased Assets.

(d) Except as set forth on Schedule 3.12(d), Seller does not Manage, and has not Managed, any Hazardous Substances in quantities or in a manner which requires Governmental Permits or in a manner which has caused, causes or threatens to cause a Release (as defined below) in connection with the Premises, the Business or the Purchased Assets. Except as set forth on Schedule 3.12(d), in connection with the Premises, the Business or the Purchased Assets, to Seller’s knowledge, no PCBs or asbestos-containing materials are present at any property now or, previously owned, operated or leased by Seller or its predecessor in interest, nor are there any underground storage tanks, active or abandoned, at any property now or, previously owned, operated or leased by Seller or its predecessor in interest.

(e) Except as set forth on Schedule 3.12(e), in connection with the Premises, the Business or the Purchased Assets, no Hazardous Substance Managed by or on behalf of Seller or, to Seller’s knowledge, any predecessor in interest has come to be located at any site which is listed or proposed for listing under the National Priority List promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), the Comprehensive Environmental Response, Compensation and Liability Information System (“CERCLIS”) or on any similar state list, or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against Seller or Buyer for clean-up costs, remedial work, Damages to natural resources or for personal injury claims, including, but not limited to, claims under CERCLA.

(f) Except as set forth on Schedule 3.12(f), in connection with the Premises, the Business or the Purchased Assets, to Seller’s knowledge, no Hazardous Substance has been released, spilled, leaked, discharged, or disposed of, pumped, poured, emitted, emptied, injected, leached, dumped or allowed to escape (“Released” or “Release”) at, on, about or under any property now or formerly owned, operated or leased by Seller or any predecessor in interest in violation of Environmental Laws or in a manner which has created a condition which has or could require remediation, investigation or other response activity under Environmental Laws or for which Seller could have responsibility or liability.

(g) Except as set forth on Schedule 3.12(g), in connection with the Premises, the Business or the Purchased Assets, to Seller’s knowledge, no oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of Seller or in relation to any property now owned, operated or leased by Seller. No such property is listed or proposed for listing on the National Priority List promulgated pursuant to CERCLA or CERCLIS or on any similar state list of sites requiring investigation or clean-up.

(h) No consent, approval or authorization of, or registration or filing with any Person, including any environmental governmental authority or regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller has or will prepare and file all applications for permit transfers, if any, in adequate time for transfer to occur prior to Closing hereunder.

(i) Except as set forth on Schedule 3.12(h), Seller has no knowledge of any other facts or circumstances related to the Premises, the Business or the Purchased Assets, including current, proposed or pending Environmental Laws that could reasonably be expected to lead to any future environmental claims, liabilities or responsibilities affecting Seller or any Buyer. Seller has not retained or assumed, by contract, law or otherwise, any liability or responsibility for any environmental claims or liabilities.

(j) Except as listed on Schedule 3.12(i) and heretofore provided to Buyer, in connection with the Premises, the Business or the Purchased Assets, there have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by, for or at the request of Seller or, to the knowledge of Seller, by any other party in relation to any property or business now or previously owned, operated or leased by Seller.

3.13. No Undisclosed Liabilities. Seller (with respect to the Business, the Purchased Assets and the Assumed Liabilities) does not have any liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, state and local taxes and any interest or penalties relating thereto, except (a) to the extent reflected as a liability on the Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practices since March 31, 2004, none of which, individually or in the aggregate, or which has had or reasonably could be expected to have a Material Adverse Effect, or (c) liabilities disclosed on Schedule 3.13.

3.14. Warranty Claims. Except as set forth on Schedule 3.14, Schedule 2.6(a)(i) and the Balance Sheet, there are no pending or, to the knowledge of Seller, threatened claims for the breach of any express or implied warranty made with respect to Business, the Purchased Assets or the Assumed Liabilities, except for claims which involve claims for money, property or services of less than $50,000 in the aggregate.

3.15. Purchased Assets. Except as set forth on Schedule 3.15:

(a) All Purchased Assets are located at the locations specified on Schedule 3.15(a) and any Purchased Assets that are not located on the Premises will be, as of Closing, clearly identified as belonging to Buyer.

(b) The Purchased Assets taken together with the Non-Assignable Assets (the extent to which Buyer will receive the benefits thereof under Section 2.8) and Buyers’ rights under the Ancillary Agreements, constitute all of the assets, properties, agreements, licenses, Intellectual Property and other rights which are necessary or desirable to enable Buyer after the Closing to operate the Business or the Purchased Assets in a manner consistent with Seller’s past practice.

3.16. Real Estate.

(a) Real Estate Leases. Schedule 3.16(a) sets forth a list of all Purchased Assets that constitute leases or rights of occupancy pursuant to which Seller (or any of them) lease or sublease any real property or interest therein related to or used in the Business (collectively, as heretofore modified, amended or extended, the “Leases”), including the identification of each of the lessors thereof and the street addresses of all of the real estate demised under any of the Leases (collectively, the “Leased Real Estate”). Except as set forth on Schedule 3.16(a), Seller is the lessee under all Leases, and no party other than Seller has any right to possession, occupancy or use of any of the Leased Real Estate. Copies of (A) leasehold title insurance policies and commitments therefore, title reports, surveys, licenses, certificates of occupancy, plans, specifications, reports, appraisals, studies, permits applications, communications and correspondence for applications or approvals relating to the use, ownership, occupancy or operation of the Leased Real Estate and other documents, pertaining to the Leased Real Estate, if any, that are in the possession or control of Seller, and (B) each of the Leases, including all amendments, modifications and extensions, and together with all subordination, non-disturbance and/or attornment agreements or any brokerage commission agreements related thereto, Estoppel Certificates, recognition agreements, prime lessor or leasehold mortgage documents and any other documents related thereto and (C) any other material agreements relating to the Leases have been made available by Seller to Buyer. To Seller’s knowledge, each of the Leases is valid and in full force and effect and is binding and enforceable in accordance with its terms. Except as set forth on Schedule 3.16(a), Seller has not received any written notice or has knowledge of any material default under any provision of any of the Leases which default remains uncured. Except as set forth on Schedule 3.16(a), there is no material default by Seller in the payment of rent or any fees due under any Lease. The Seller has not given notice to any other party to any of the Leases that such party is in default under any of the provisions thereof which default remains uncured. No default has occurred which limits or conditions the rights of lessee more than if the default had never occurred. Upon transfer of the Leases to Buyer, none of the rights of the lessee thereunder shall be impaired, and all of such rights shall be enforceable by Buyer after closing without the need of further consents or approvals of third parties, including, any such right to purchase the property or extend or renew the lease term. No other party to any Lease has given notice under any Lease to Seller which could result in remedies that diminish, limit or eliminate Lessee’s rights under the Lease.

(b) Except as set forth in Schedule 3.16(b), Seller is in actual possession of the Leased Real Estate. Seller has good and valid title to all the leasehold estates conveyed under the Leases free and clear of all Encumbrances, including, without limitation, security interests, any conditional sale or other title or interest retention agreements or arrangements, options to purchase, rights of first refusal, liens, encumbrances, mortgages, pledges, assessments, easements, covenants, restrictions, reservations, defects in title, encroachments and other burdens, leases, subleases, rights of occupancy, deed restrictions, chattel mortgages and collateral security arrangements, rights of way, building use restrictions, exceptions, variances, claims of parties in interest under principles of prescriptive or adverse possession, setbacks, yard or height limits or reservations of any nature whatsoever.

(c) Except as set forth on Schedule 3.16(c), Seller has not received written notice from or has any knowledge of any governmental authority, quasi-governmental authority, insurance company which has issued a policy with respect to any of the Leased Real Estate or any board of fire underwriters or other body performing similar functions or any other Person which (A) relates to or alleges a violation of or nonconformity with any zoning, building, safety, subdivision, wetlands or other similar law, code, rule, regulation, ordinance, permit, license, certificate, covenant, restriction or condition with respect to any of the Leased Real Estate or the use thereof, or (B) requests the performance of any material repairs, alterations or other work to or in any of the Leased Real Estate, which violations repairs, alterations or other work have not yet been cured or performed, as applicable. There is no pending condemnation, expropriation, eminent domain, or similar proceeding affecting any of the Leased Real Estate and, to the knowledge of Seller, no such action, proceeding or litigation is threatened.

(d) Except as set forth on Schedule 3.16(d), there are no brokerage commissions or finder’s fees due from Seller which are currently due and unpaid with regard to any of the Leases or the Leased Real Estate, or which will become due at any time in the future with regard to the Leases or the Leased Real Estate.

(e) Except as set forth on Schedule 3.16(e), there have been no casualties or condemnation or eminent domain proceedings which could result in the termination by any landlord pursuant to the terms of such lease or pursuant to the written agreement of the landlord and tenant or in the exercise by any mortgagee of payment of casualty proceeds or condemnation or eminent domain awards for purposes other than reconstruction or replacement of the Leased Real Estate.

3.17. Tax Matters. Except as set forth on Schedule 3.17:

(a) Seller has (i) filed all Returns required to be filed with respect or relating to, in connection with or arising out of the Premises, the Business or the Purchased Assets and each Return is true, complete and accurate, (ii) timely paid all Taxes with respect or relating to, in connection with or arising out of the Premises, the Business or the Purchased Assets, and (iii) has provided for, on its books of account and related records, liability for all other current Taxes not yet paid with respect to, or in connection with or arising out of the Premises, the Business or the Purchased Assets on a consistent basis. Seller has not received from any Governmental Authority any written notice of proposed adjustment, deficiency or underpayment of Taxes with respect to, or in connection with or arising out of the Premises, the Business or the Purchased Assets, which notice has not been satisfied by payment or been withdrawn, and there are no claims that have been asserted or threatened in writing relating to such Taxes against Seller.

(b) There are no liens with respect to Taxes upon the Premises, the Business or the Purchased Assets, other than customary liens for current Taxes not yet due and payable.

(c) There is no action, suit, proceeding or claim currently pending regarding Taxes with respect to Seller in connection with the Premises, the Business or the Purchased Assets. No Return of Seller is being examined by, and no written notification of intention to examine has been received from, any Governmental Authority. No issue raised by any Governmental Authority in connection with any Return with respect to Taxes of Seller is currently pending. No presently effective waiver or extension of any statute of limitation with respect to Taxes has been given by or requested from Seller. Seller has delivered to Buyer true and complete copies of all Returns filed by Seller with respect to Taxes measured by income or gross receipts in each of the three most fiscal years ending prior to the date of this Agreement and copies of all communications with any authority responsible for the administration of Taxes so far as they may relate to any audit, examination or similar proceeding related to Taxes.

(d) There is no ruling issued to Seller (or closing agreement to which Seller is a party) concerning Taxes from (or with) any Governmental Authority which would have continuing material effect on the Business or the Purchased Assets after the Closing Date.

(e) Seller has withheld and deposited all Taxes required to be withheld and deposited with respect to payments made to employees and other persons.

3.18. Intellectual Property.

(a) Schedule 3.18(a) sets forth a true and complete list of all of the Intellectual Property relating to and necessary to utilize the Purchased Assets and relating to and necessary to conduct the Business, as utilized and conducted by Seller prior to the Closing Date, and as to be utilized and conducted by Buyer immediately after Closing (the “Business Intellectual Property”), and further identifies such Intellectual Property as either Purchased Business Intellectual Property or Third Party Business Intellectual Property, as appropriate.

(b) To Seller’s knowledge and with respect to the Business Intellectual Property, except as set forth in Schedule 3.18(b), Seller and their respective Affiliates have not interfered with, infringed upon, misappropriated, or otherwise violated any intellectual property rights of third parties, and the Company and its subsidiaries have not received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Business Intellectual Property). To the knowledge of Seller, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with or violated any Business Intellectual Property.

(c) With respect to the Business Intellectual Property, Schedule 3.18(c) identifies each patent, copyright or other registration that has been issued to Seller, identifies each pending patent application or application for registration which Seller has made, and identifies each written license, agreement, or other permission which Seller has granted to any third party (together with any exceptions) that is now in effect. With respect to the Business Intellectual Property, Seller has delivered to Buyer correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) (other than non-disclosure agreements) and has made available to Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.18(c) also identifies each trade name or unregistered trademark or service mark used by Seller in connection with the Businesses or the Purchased Assets. With respect to each item of Business Intellectual Property identified or required to be identified in Schedule 3.18(c):

(i) Seller possess all right, title, and interest in and to the item, free and clear of any security interest, license, or other restriction;

(ii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or, to Seller’s knowledge, charge; and

(iii) no action, suit, proceeding, hearing, claim or, investigation is pending, or to the knowledge of Seller is threatened, which challenges the legality, validity, enforceability, use, or ownership of the item; and

(iv) to Seller’s knowledge, Seller has not ever agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item except as identified on Schedule 3.18(c)(iv).

(d) Schedule 3.18(d) identifies each item of Third Party Business Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission with respect to the Business or the Purchased Assets. Seller has delivered to Buyer correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Third Party Business Intellectual Property rights required to be identified in Schedule 3.18(d), to the Seller’s knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect as to Seller and the other parties thereto;

(ii) assuming the receipt of any required consents, the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

(v) the underlying item of the Third Party Business Intellectual Property rights is not subject to any outstanding injunction, judgment, order, decree or, ruling;

(vi) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand about which Seller has received notice is pending, or threatened, which challenges the legality, validity, or enforceability of the underlying item of Third Party Business Intellectual Property rights; and

(vii) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license.

(e) Except as set forth on Schedule 3.18(e), on the date hereof, Seller has no knowledge of any new products, inventions, procedures, methods of manufacturing or processing or work of authorship that any competitors or other third parties have developed which reasonably could be expected to supersede or make obsolete any product or process related to the Business or the Purchased Assets.

(f) Seller has not intentionally abandoned, with the meaning of 35 U.S.C. § 111 et seq. any of the Revival Patents, and to Seller’s knowledge, Seller has made no disclosure or taken any other action that would impair Seller’s ability to revive the Revival Patents.

(g) Seller has prepared and filed a Petition to Revive each of the U.S. Patent Applications set forth on Schedule 5.18(b) (“5310 Revival Patents”) in compliance with all U.S. patent laws.

3.19. Books and Records. The books and records of Seller are complete and correct in all material respects and Seller has made available to Buyer for examination the originals or true and correct copies of all documents material to the Business, the Assumed Liabilities or the Purchased Assets, as conducted prior to the Closing by Seller, and all other documents which Buyer has requested in connection with the transactions contemplated by this Agreement.

3.20. Accounts. Except as set forth on Schedule 3.20, any Purchased Asset that constitutes an accounts receivable (the “Accounts Receivable”) has arisen from a bona fide transaction in the ordinary course of business, and there are no offsets or credits that may be applied against the Accounts Receivable. The Accounts Receivable will be collectible by Buyer after Closing in accordance with their stated terms without recourse to collection proceedings. Any Assumed Liability that constitutes an accounts payable (the “Accounts Payable”) of the Business has arisen from bona fide transactions in the ordinary course of business and are to be paid in accordance with normal trade practice. Except as set forth in Schedule 3.20, none of the Accounts Receivable or Accounts Payable are in dispute or subject to any reduction or counterclaim.

3.21. Solvency. Following payment and satisfaction in full of all Excluded Liabilities, Seller’s total assets will exceed Seller’s total liabilities as of the Closing date. Following Closing, Seller will be able to pay its debts as they become due in the ordinary course of business consistent with past practice and shall own assets having a present fair saleable value greater than its stated liabilities and identified contingent liabilities, and shall have adequate capital to carry on its business; provided, however, that Seller will as soon as practicable after the Closing, distribute the proceeds in excess of its liabilities to its stockholders and dissolve in accordance with the applicable provisions Delaware General Corporation Law.

3.22. Disclosure. The representations, warranties and statements contained in this Agreement and the Ancillary Agreements and in the certificates, exhibits and schedules delivered by Seller to Buyer pursuant to this Agreement or an Ancillary Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the various Schedules identified below in this Article IV delivered by Buyer to Seller on the date hereof (the “Disclosure Schedule” or “Schedule”). As provided below, the Disclosure Schedule will be arranged in paragraphs responding to the Sections and lettered paragraphs contained in this Article IV and any items set forth on such Disclosure Schedule shall only modify those representations and warranties specifically noted with a cross reference to the appropriate Section hereof.

4.1. Organization and Authority. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction set forth on Schedule 4.1, and Buyer has full corporate power and corporate authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to effect the transactions contemplated hereby and thereby and has duly authorized the execution, delivery and performance of this Agreement and the Ancillary Agreements by all necessary corporate action. Buyer has all corporate power and corporate authority necessary to carry on its business as now being conducted and to own or lease and operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

4.2. Authorization; Binding Obligation. This Agreement and the Ancillary Agreements have been duly executed and delivered by Buyer are the valid and legally binding obligations of

Buyer, enforceable against them in accordance with their terms; except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and other laws of general application affecting enforcement of creditors’ rights generally, as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.3. No Violations.

(a) The execution, delivery and performance of this Agreement and the Ancillary Agreements by Buyer and the consummation of the transactions contemplated hereby and thereby do not and will not (i) result in a breach or violation of any provision of the charter or by-laws or other governance document of Buyer or in a material violation of any statute, rule, regulation or ordinance applicable to Buyer or (ii) violate or result in a breach of or constitute an event of default (or an event which might, upon the passage of time or the giving of notice, or both, constitute an event of default) under any provision of, result in acceleration or cancellation of any obligation under, or give rise to a right by any party to terminate or amend its obligations under, any mortgage, deed of trust, conveyance to secure debt, note, loan, indenture, lien, material lease, agreement, instrument, order, judgment, decree or other material arrangement or commitment to which Buyer is a party or by which its assets or properties are bound, or violate any order, judgment, decree, rule or regulation of any court or any governmental agency or body having jurisdiction over Buyer or any of its assets or properties, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby, except where the failure of compliance would not have a material adverse effect on or delay the ability of Buyer to consummate the transactions contemplated hereby.

(b) Except for the consent of CIT Business Group/Business Credit, Inc., which the Buyer believes to its knowledge will be obtained on or prior to the Closing Date, no consent, approval, order or authorization of or registration, declaration or filing with, any Person is required by Buyer in connection with the execution and delivery of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except for such consents, approvals, orders or authorizations, registrations, declarations or filings where failure of compliance would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated hereby.

4.4. SEC Documents; Financial Statements.

Buyer has filed all forms, reports and documents required to be filed by Buyer with the U.S. Securities and Exchange Commission (“SEC”) since its initial public offering (collectively, the “Buyer SEC Documents”).

ARTICLE V

CERTAIN COVENANTS

5.1. Information.

(a) Seller and Buyer will provide to each other and to their respective officers, employees, counsel and other representatives, upon request (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) reasonable access to their respective officers and employees and reasonable access for inspection and copying of all Governmental Permits, Contracts and any other information existing at the Closing Date and relating to the Purchased Assets, the Assumed Liabilities and the conduct of the Business, and will make its officers and employees available, to the extent such availability does not unreasonably interfere with the conduct of the Business by Buyer, or the conduct of the Business by Seller, as the case may be, as is reasonably necessary to enable the party requesting such information to: (i) comply with reporting, filing or other requirements related to the Purchased Assets, the Assumed Liabilities or the conduct of the Business and imposed on such party by any local, state or federal court, agency or regulatory body or taxing authority; (ii) assert or defend any claims or allegations in any arbitration or in any administrative or legal proceeding related to the Purchased Assets, the Assumed Liabilities or the conduct of the Business other than claims or allegations which one party to this Agreement has asserted against the other; or (iii) subject to clause (ii) above, perform its obligations under this Agreement. Seller and Buyer shall each maintain all of the foregoing information in accordance with their normal document retention policies and if either party desires to destroy or dispose of any of the foregoing which are material to the other party at any time prior to the third anniversary of the Closing, such party will offer first in writing at least 60 days prior to such destruction or disposition to surrender them to the other party.

(b) Subject to applicable law, Seller agrees to make available to Buyer, for inspection and copying by Buyer, all employment and personnel records (including medical records) and information relating to any Business Employee.

(c) The party requesting the information and assistance provided in clauses (a) and (b) of this Section 5.1 shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this Section 5.1 shall be during normal business hours and upon not less than two Business Days prior written request and shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein. Buyer agrees to preserve all Business Records and Governmental Permits delivered to it by Seller for at least three (3) years after the Closing Date.

5.2. Ancillary Agreements. On or prior to the Closing Date, Buyer shall execute and deliver to Seller and Seller shall execute and deliver to Buyer, the Ancillary Agreements and such other ancillary agreements as are necessary to the consummation of the transactions contemplated therein and in this Agreement.

5.3. Tax Reporting and Allocation of Consideration. Buyer and Seller recognize their mutual obligations pursuant to Section 1060 of the Code to timely file IRS Form 8594 with each of its federal income tax Returns and to comply with any similar provision of foreign state or local law (the “Asset Acquisition Statement”). Accordingly, Buyer and Seller agrees to cooperate in the preparation of the Asset Acquisition Statement for timely filing in each of its federal income tax Returns and any applicable foreign state or local Return in accordance with a written statement (the “Statement of Allocation”), prepared in accordance with Schedule 5.3 (to be attached at Closing), setting forth an allocation of the Purchase Price among the Purchased Assets and the covenants not to compete and not to solicit contained in Section 5.8, in accordance with the provisions of Section 1060 of the Code and the Treasury Regulations thereunder. On or before the Closing, Buyer shall prepare and deliver to Seller a proposed Statement of Allocation. If Seller approves the Statement of Allocation, then, unless otherwise prohibited by law, all foreign, federal, state and local Returns of Buyer and Seller shall be filed consistently with the allocations made pursuant to the Statement of Allocation. If Seller does not approve the Statement of Allocation, Buyer and Seller shall make good faith efforts to agree on the allocation of the consideration among the Purchased Assets and covenants. If Buyer and Seller, after good faith negotiations, cannot agree on the allocation of the consideration within 120 days following the Closing Date, then no Statement of Allocation shall be prepared, and each party shall prepare and file its Returns in accordance with its own allocations. Seller and Buyer acknowledge and agree that (x) Seller will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Seller to any Transferred Employee in connection with the operation of the Business prior to the Closing; and (y) Buyer will be responsible for and perform all tax withholding, payment and reporting duties with respect to any wages and other compensation paid by Buyer to any Business Employee in connection with the operation of the Business after the Closing. Seller and Buyer agree to follow the Standard Procedure specified in Section 4 of Rev. Proc. 96-60, 1996-2 Cum.Bull. 399, whereby, among other things, each will be responsible for the reporting duties with respect to its own wages and compensation to employees in connection with the operation of the Business.

5.4. Tax Matters.

(a) Seller will be responsible for the preparation and filing of all Returns for the Business that are due (giving effect to valid extensions) before, on or after the Closing Date for all taxable periods ending on or before the Closing Date. Seller shall make all payments required with respect to any such Return as shown or required to be shown thereon; provided, however, Seller and Buyer will reimburse each other for all Taxes prorated in accordance with Section 5.4(c). All Returns for which Seller is responsible pursuant to this Section 5.4(a) shall be prepared in a manner consistent with past practice, unless otherwise prohibited by applicable law.

(b) Buyer will be responsible for the preparation and filing of all Returns of the Business for all taxable periods ending after the Closing Date. Buyer will make all payments required with respect to any such Return; provided, however, Seller and Buyer will reimburse each other for all Taxes prorated in accordance with Section 5.4(c). All Returns for which Buyer are responsible pursuant to this Section 5.4(b) and that include a portion of a taxable period beginning before the Closing Date shall be prepared in a manner consistent with past practice, unless otherwise required by applicable law.

(c) Taxes imposed on Buyer or Seller in connection with the Business for any taxable period that begins before and ends after the Closing Date shall be allocated to and paid or caused to be paid by (i) Seller for the period up to and including the Closing Date, and (ii) Buyer for the period beginning on the first day after the Closing Date. For purposes of this

Agreement, Taxes of Buyer or Seller in connection with the Business for the period up to and including the Closing Date and for the period beginning the day after the Closing Date shall be apportioned on a per diem basis in the case of any such Taxes not measured or measurable in whole or in part with reference to net or gross income, sales or receipts, capital expenses or compensation expenses, and all other such Taxes shall be determined on the basis of an interim closing of the books of each of Seller or Buyer as of the end of the Closing Date.

(d) Seller and Buyer shall, with respect to any Taxes related to the Business, provide reasonable cooperation and information to each other in connection with (i) the preparation or filing of any Return, amended Return, Tax election, Tax consent or certification, or any claim for a Tax refund, (ii) any determination of liability for Taxes, and (iii) any audit, examination or other proceeding in respect of Taxes. Such cooperation shall include providing copies of all relevant Returns, together with accompanying schedules and related work papers, documents relating to determinations by any Governmental Authority and records containing the ownership and tax basis of property, which either party may possess. Seller and Buyer shall make available on a reasonable basis, employees of Seller or Buyer as the case may be, whose reasonable out-of-pocket costs, if any, such as travel and lodging, shall be reimbursed by the party to which such employees are made available. Seller and Buyer shall at their own cost and expense preserve all Returns, schedules, work papers and all material records or other documents relating thereto until the expiration of any applicable statute of limitations, including extensions thereof, provided that notice of such extension is given to the party which did not grant the extension. Seller and Buyer shall not destroy or otherwise dispose of any Returns, schedules, work papers, information, records and documents without first providing the other party a reasonable opportunity to review and copy the same. The party requesting such information, records and documents shall bear the reasonable out-of-pocket costs and expenses incurred in connection with providing the same. Any information obtained under this Section 5.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Returns, claims for a Tax refund or in conducting any audit, examination or other proceeding in respect of Taxes.

(e) Seller shall have the right, at its own expense, to control any audit or examination by any Governmental Authority, to initiate any claim for refund, to amend any Return, or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period ending on or before the Closing Date, except that Seller shall consult with Buyer and obtain Buyer’s consent (which consent shall not be unreasonably withheld) as to any of the foregoing if Buyer, the Purchased Assets or the Business may be adversely affected by such action. Buyer shall promptly notify Seller of the receipt of all notices, audits, examinations or other proceedings, information or document requests, requests for conferences, meetings, interviews or testimony of employees of Buyer and other correspondence in respect of Taxes related the Business or the Purchased Assets for any taxable period ending on or before the Closing Date. Seller shall have the right, at its own expense to participate in all conferences, meetings, interviews or testimony of employees of Buyer and other correspondence in respect of Taxes related to the Business or the Purchased Assets for any taxable period ending on or before the Closing Date.

(f) With respect to the Purchased Assets, Buyer shall have the right, at its own expense, to control any audit or examination by any Governmental Authority, to initiate any claim for refund, to amend any Return, or to contest, resolve and defend against any assessment, notice of deficiency, or other adjustment or proposed adjustment relating to any Taxes for any taxable period ending after the Closing Date. With respect to any audit or other proceeding relating to Taxes for taxable periods that begin before and end after the Closing Date (“Straddle Period Taxes”), Seller shall, notwithstanding the rights accorded Buyer under the preceding sentence, have the right, at its own expense, to participate (i) in all conferences, meetings or proceedings with any Governmental Authority, the subject matter of which is or includes Straddle Period Taxes and (ii) in all appearances before any court, the subject matter of which is or includes Straddle Period Taxes. Buyer agrees not to settle or compromise any issue relating to Straddle Period Taxes without Seller’s consent (which consent shall not be unreasonably withheld) unless Buyer first waive, in writing, any rights to indemnification it may have under this Agreement relating to such Straddle Period Taxes.

(g) Taxes and Fees. Sales taxes, transfer taxes, stamp taxes, conveyance taxes, excise taxes, mortgage taxes, intangible taxes, documentary recording taxes, value added taxes, license and registration fees, and recording fees imposed by any Governmental Authority, if any, imposed upon the transfer of the Purchased Assets and/or the assumption of the Assumed Liabilities hereunder and the filing of any instruments (the “Transfer Taxes”) shall be split with equal shares paid by each of Buyer and Seller.

5.5. Employees and Employee Benefits; Options.

(a) Schedule 5.5(a) also contains a true and complete list of all employment, managerial, advisory and consulting agreements; employee confidentiality or other agreements protecting proprietary processes, formulae or information; and any employee handbook(s). Seller shall provide to Buyer, to the extent permitted by applicable law, such information regarding the Transferred Employees as is contained in Seller’s personnel records, including (without limitation) copies of such records as may be reasonably requested by Buyer and permitted by applicable law.

(b) Buyer shall offer to hire, as of the Closing Date, subject in each case to completion of an employment application and execution of a confidentiality agreement, invention assignment, release, and any other documents as may be lawfully required by Buyer, the employees set forth on Schedule 5.5(b). Such Business Employees that accept Buyer’s offer of employment shall be referred to as “Transferred Employees”. Seller agrees that any such Business Employees that Buyer wishes to hire that decline such offer will not be eligible for severance benefits if they are terminated by Seller.

(c) Seller shall retain responsibility for, salary, wages, commissions, bonuses, accrued vacation and related payroll taxes for all Business Employees for all periods up to and including the Closing Date. Seller shall pay the amount of salaries, wages, and benefits earned through the Closing Date by each Business Employee on the Closing Date. Immediately following the Closing Date, Buyer shall assume responsibility for salary, wages, commissions, accrued vacation and related payroll taxes, if applicable, with respect only to the Transferred Employees at the rate in effect on the Closing Date as set forth on Schedule 5.5(a).

(d) Seller shall cause the interest of each Business Employee under each of Seller’s Employee Benefit Plans which is an “employee pension benefit plan” as described in Section 3(2) of ERISA to be fully vested and nonforfeitable with respect to benefits accrued under such plan(s) based on service and/or compensation through the Closing Date.

(e) The existing C-COR employee benefits plans will be offered to each Transferred Employee on the Closing Date, as set forth on Schedule 5.5(a) to the extent commensurate with the position and seniority of existing C-COR employees and the salary for each such Transferred Employees to be offered by Buyer shall be no less than the salary of such Transferred Employee paid by Seller as of the date hereof. Aside from any Transferred Employee who executes an employment contract with Buyer prior to Closing, all other terms of employment offered to each Transferred Employee shall be determined by Buyer in its sole discretion, and nothing herein shall constitute an agreement to assume or be bound by any employment agreement or employee plan, or previous or existing collective bargaining agreement between Seller and any representative of the Business Employees or a guaranty that any Business Employee to whom an offer of employment may be made shall be entitled to remain in the employment of Buyer for any specified period of time. Employment of any Transferred Employee with Buyer will be employment “at will.” Buyer shall have the right to terminate the employment of any Transferred Employee at any time, for any reason, and to change the terms of such Transferred Employee’s wages, salaries, and benefits consistent with law, subject to obligations of Buyer to such Transferred Employee under any employment contract with Buyer, any collective bargaining agreement or by a requirement of law or any regulation thereunder.

(f) Buyer will require the services of certain of Seller’s Business Employees, as set forth on Schedule 5.5(e)(i) (the “Transition Employees”), for a transition period beginning on the Closing Date and ending on a date set forth opposite to such Transition Employee’s name (the “Transition Period”). Such Transition Employees shall execute and deliver a release of any claim to employment by Buyer prior to Closing. Seller agrees to continue to employ such Transition Employees during the Transition Period and to charge Buyer fees equal to the cost of such Transition Employees’ current salary and benefits (the “Fees”) for their services, as set forth on Schedule 5.5(e)(ii). Buyer shall, in its sole discretion, determine the amount of services it shall require from the Transition Employees. The Transition Employees shall all times remain Seller’s employees; however, Buyer shall have supervisory responsibility over such employees while they are providing services to Buyer during the Transition Period. Aside from the payment of the Fees to Seller, Buyer shall have no responsibility, liability or obligation for any wages, bonuses, salary, commissions, taxes or benefits with regards to the Transition Employees.

(g) All outstanding options to purchase Seller Common Stock (“Lantern Stock Options”) issued pursuant to the Lantern 1999 Stock Plan shall be exchanged for options to purchase shares of C-COR Common Stock (“C-COR Stock Options”) equal to the number of Lantern Stock Options held multiplied by the Exchange Ratio. The “Exchange Ratio” shall mean the quotient of the number of outstanding Lantern Stock Options divided by 120,000. For example, if at the Closing, there are 15,000,000 Lantern Stock Options outstanding, then, the Exchange Ratio for purposes hereof shall be 125 to one; each 125 Lantern Stock Options will be exchanged for one (1) C-COR Stock Option; the exercise price for the C-COR Option resulting from such exchange shall be equal to the exercise price of the Lantern Stock Option prior to the

Exchange multiplied by the Exchange Ratio. The term, exercisability, vesting schedule, vesting commencement date, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all other terms and conditions of the Lantern Stock Options will otherwise be unchanged after the Closing. Seller agrees that it shall not issue any additional options to purchase Seller Common Stock to any employees, consultants or directors between the date of execution hereof and the Closing.

(h) Following Closing, Buyer shall distribute the Sign-On Package to employees hired subsequent to Closing, in such amounts and pursuant to such terms, as Buyer shall determine.

5.6. Notice to Buyer. From the date hereof to the Closing Date, Seller will promptly notify Buyer in writing of any event or fact which represents a breach of any of their representations, warranties, covenants or agreements hereunder. Seller shall notify Buyer promptly of the occurrence of any of the following:

(a) a fire or other casualty causing Damage to the Premises, the Business or the Purchased Assets;

(b) receipt of notice of eminent domain proceedings or condemnation of all or any part of the Premises;

(c) receipt of a notice from any governmental authority or insurance underwriter relating to the condition, use or occupancy of the Premises, the Business, the Purchased Assets or any real property adjacent to the Premises or setting forth any requirements with respect thereto;

(d) receipt or delivery of any default or termination notice or claim of offset or defense to the payment of rent from any subtenant of the Leased Real Estate;

(e) receipt of any notice of default from the holder of any lien or security interest in the Premises, the Business, the Purchased Assets or any portion thereof,

(f) notice of any actual or threatened litigation against Seller or affecting or relating to the Premises, the Business, the Purchased Assets or the transactions contemplated by this Agreement;

(g) the commencement of any strike, lock-out, boycott or other labor trouble effecting the Premises, the Business or the Purchased Assets; or

(h) with regards to the Premises, the Business or the Purchased Assets, the receipt of any tax assessment disputes (pending or threatened) prior to Closing and Seller will not agree to any changes in the real estate tax assessment, nor settle, withdraw or otherwise compromise any pending claims with respect to prior tax assessments without Buyer’s prior written consent. If any proceedings shall result in any reduction of assessment and/or tax for the tax year in which the Closing occurs, it is agreed that the amount of tax savings or refund for such tax year less the fees and disbursements in connection with such proceedings, shall be apportioned between the parties as of the date real estate taxes are apportioned under this Agreement.

5.7. Conduct of the Business. Seller covenants to Buyer that, from the date hereof to the Closing, Seller will conduct and use the Business, the Purchased Assets, and the Assumed Liabilities only in the ordinary course of business and consistent with past practice. Without limiting the generality of the foregoing, Seller hereby covenants to Buyer that, solely insofar as the Business, the Assumed Liabilities, and the Purchased Assets are concerned, Seller will:

(a) use best efforts to preserve the business and sales organization of Seller intact, keep available the services of the present officers and directors of Seller and preserve intact their relationship and goodwill with respective suppliers, customers, employees, creditors and others having business or other dealings with the Business;

(b) maintain its books of account and records in its usual, regular and ordinary manner, consistent with its past practice;

(c) maintain all Business Intellectual Property in the same standing as exists on the date hereof and continue the prosecution of all applications therefore;

(d) timely perform and comply with, in all material respects, the provisions of all contracts, commitments or other obligations relating to or affecting the Purchased Assets or the Business;

(e) maintain and keep the Purchased Assets in at least as good condition and repair, ordinary wear and tear excepted, as the condition and repair of the Purchased Assets as of the date hereof;

(f) pay when due all Taxes imposed on it or its income, profit or assets or otherwise required to be paid by it, and pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of the Purchased Assets, except to the extent any such Tax, liability or charge is being contested in good faith through appropriate proceedings;

(g) maintain in full force and effect and comply with, in all material respects, all Governmental Permits, certificates, licenses, approvals and authorizations required under all laws in connection with the Business, and comply with all laws, rules and regulations applicable to the Business;

(h) confer on a regular and frequent basis with one or more representatives of Buyer to report operational matters of materiality and the general status of ongoing operations;

(i) duly comply in all material respects with all applicable laws, regulations and orders and shall not take or omit to take any action that would cause a default under or material breach of any Contract, commitment or obligation of Seller;

(j) maintain with adequately capitalized insurance companies insurance coverage for its assets and its businesses in such amounts and against such risks and losses as are consistent with past practice;

(k) not enter into or amend any employment (excluding any changes to salaries of less than five percent), severance, special pay arrangement with respect to termination of employment or other similar arrangements or agreements with any Business Employees;

(l) not increase or decrease by any act of Seller the aggregate number of the Business Employees by more than 5% without the prior written permission of Buyer;

(m) not enter into any agreement with a supplier providing for delivery to Seller of materials in amounts in excess of those which Seller, using sound business judgment, reasonably project to be used during the next calendar quarter;

(n) not incur or agree to incur any Indebtedness other than in the ordinary course of business consistent with past practices to operate the Business, and in no event to exceed an aggregate amount of $100,000; provided, however, that nothing in this Agreement shall limit Seller’s ability to obtain financing on an as needed basis in order to fund the operations of Seller through the Closing; which amounts, if any, shall be repaid at Closing pursuant to Section 2.6(c)(v);

(o) not incur or agree to incur any liability or obligation or enter into any agreement or transaction, except renewals or replacements of existing Contracts in the ordinary course of business on substantially the same or more favorable terms;

(p) not mortgage, pledge, sell, lease, distribute, dispose of or otherwise encumber or convey any interest in any asset or property of Seller;

(q) not adopt or modify or pay any bonus, pension, profit sharing or other compensation plan, other than budgeted increases for Business Employees or enter into or modify any contract or terms and conditions of employment;

(r) not declare or pay any dividends or distribute cash or securities to its shareholders, make any direct or indirect redemption, purchase or other acquisition of any of its capital structure, or issue any additional shares of its capital stock, including, any change in authorized, issued or outstanding capital stock or any issuance, subdivision or reclassification of any shares of capital stock or issue any options, warrants, rights or other capital stock equivalents;

(s) not amend its certificate or articles of incorporation or bylaws;

(t) not make any capital expenditures in excess of $50,000;

(u) not waive, release or transfer any right greater than $50,000 in aggregate value;

(v) not pay, compromise or settle any claim, action, suit or proceeding in excess of $50,000; and

(w) not take any other action which would result in a Material Adverse Effect with respect to Seller, the Purchased Assets or the Assumed Liabilities.

5.8. Covenant Not to Compete; Nonsolicitation.

(a) For a period of five years from and after the Closing Date, Seller will not and will cause its Affiliates not to, other than in the performance of Seller’s obligations under this Agreement or the Ancillary Agreements, for its own account or for the account of others, directly or indirectly (i) engage in any business competing with the Business or the Purchased Assets, (ii) own, manage, operate, join, control or participate in the ownership, management, operation or control of any person or entity who or which at any relevant time during such period is engaged in any business competing with the Business or the Purchased Assets, (iii) or manufacture, distribute, sell, offer or promote products competing with the product lines constituting the Business or the Purchased Assets.

(b) With regard to the Business or the Purchased Assets, for a period of four years from and after the Closing Date, Seller will not and will cause its Affiliates not to, directly or indirectly, solicit or attempt to solicit any person or entity who is or has been a customer, supplier, licensor, licensee or business relation of the Business prior to or during such period to cease its particular business relationship with the Business or the Purchased Assets.

(c) The restrictive covenants contained in this Section are covenants independent of any other provision of this Agreement. Seller and Buyer agree that the other party’s remedies at law for any breach or threat of breach of the provisions of this Section 5.8 will be inadequate, and that each party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 5.8 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such party may be entitled at law or equity. In the event of litigation regarding the covenant set forth in Section 5.8(a), the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which the party seeking to enforce this covenant seeks to enforce this covenant. Should any provisions of this Section 5.8 be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

5.9. Material Consents. Seller agrees to use its best efforts to obtain prior to the Closing all of the consents of third Persons which have been disclosed, or are required to be disclosed, on Schedule 3.3 or Schedule 2.8(a), which consents shall be in a form reasonably satisfactory to Buyer. Seller shall obtain prior to Closing consents of third Persons required to assign the Contracts set forth on Schedule 5.10.

5.10. Notice to Customers. Seller agrees, in consultation with Buyer, to promptly notify customers of the Business of the consummation of the transactions contemplated by this Agreement and to reasonably assist Buyer, at Buyer’s expense, in making arrangements with such customers for the payment of the Accounts Receivable in a manner satisfactory to Buyer.

5.11. Confidentiality. Seller will, and will use its best efforts to cause its Affiliates and stockholders to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of Seller, its Affiliates or stockholders is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then Seller will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section. If, in the absence of a protective order or the receipt of a waiver hereunder, any of Seller, its Affiliates or stockholders is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Person may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Person shall use his or its best efforts to obtain at the request of the Buyer, an order or other assurance, to the extent practicable, that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

5.12. Estoppel Certificates. Seller shall obtain, prior to the Closing at Seller’s sole expense, estoppel certificates and lessor lien waivers (such estoppel certificates and waivers not to be conditioned on any increased rental, other payment, reduced term, or other change of lease terms), if applicable, in a form and substance reasonably acceptable to Buyer and dated a date occurring not more than twenty (20) days prior to the Closing Date (the “Estoppel Certificates”), from each real property lessor listed on Schedule 3.16 or any other lienholder of any kind related to the Business, the Assumed Liabilities or the Purchased Assets.

5.13. Accounts Receivable and Related Claims. From and after the Closing, Seller: (i) shall use its best efforts to assist Buyer, upon Buyer’s reasonable request, in collecting the Accounts Receivable; and (ii) shall not, (A) without the prior written consent of Buyer, waive or settle any claims or rights which constitute Purchased Assets, including, without limitation, claims with respect to Accounts Receivable, or (B) take any action to interfere with or impair the collection by Buyer of any claims or rights which constitute Purchased Assets, including, without limitation, claims with respect to Accounts Receivable.

5.14. Exclusive Dealing. Until the earlier to occur of (a) Closing or (b) the termination date of this Agreement, the Seller shall not (nor will it permit any of its officers, directors, agents, representatives (including bankers and attorneys) or affiliates to), directly or indirectly, take any of the following actions with any party other than Purchaser or its affiliates: (i) solicit, initiate, encourage or respond to any request for information or any offer or inquiry from any other person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for, the acquisition of (x) any or all of the assets of the Seller’s Business (other than the sale of the Seller’s products in the ordinary course of business consistent with past practice or) and (y) any of the capital stock of the Seller or any of its subsidiaries, (ii) solicit or respond to any request for information or any offer or inquiry from any other person regarding, or enter into any discussions, negotiations, agreements, understandings or arrangements for the establishment of an arrangement for, the distribution of products (other than in the ordinary course of business consistent with past practice) of the Seller or any subsidiary of the Seller or (iii) disclose the existence or content of the discussions between the Seller and Buyer or the existence of this Agreement. In the event that after the date hereof the Seller shall receive any request, offer or proposal, directly or indirectly, of the type referred to in clauses (i) or (ii) above, the Seller shall promptly inform Purchaser as to any such offer or proposal. In the event of any breach of this Section 5.14 by Seller this Section 5.14 shall survive termination of this Agreement, and Seller shall immediately pay Buyer $1.0 million. Buyer and Seller agree that this Section 5.14 supercedes the Exclusivity Agreement between Buyer and Seller dated as of March 17, 2004 which is hereby terminated and of no further force or effect.

5.15. Intangible Asset Information. Upon Buyer’s request, Seller shall promptly provide Buyer with copies of records and such other information that Buyer deems necessary or desirable for the purpose of conducting an appraisal and due diligence of the intangible Purchased Assets, including the Business Intellectual Property (the “Appraisal”). Seller shall make available its officers and Business Employees, upon reasonable notice from Buyer, for the purpose of assisting Buyer or its agents with such appraisal.

5.16. Financial Statements. At Buyer’s expense, Seller will provide Buyer with such financial information, including pro forma financial statements, as is necessary in order to permit Buyer to comply with securities law, financial and tax reporting and accounting requirements.

5.17. Transfer of Facilities. As soon as practicable after Closing, Seller will remove, at Seller’s sole cost and expense, the Excluded Assets and Excluded Liabilities that are located in the Premises, without damage or other interference to the Purchased Assets and Assumed Liabilities.

5.18. Intellectual Property.

(a) Prior to Closing, Seller shall obtain for Buyer from the appropriate third parties, grants of non-exclusive, royalty free, perpetual, and fully paid licenses or sublicenses to all Third Party Business Intellectual Property (to the extent such Third Party Intellectual Property is necessary to the conduct of the Business as of the date hereof and as of Closing) including the right to sublicense such Third Party Business Intellectual Property to C-COR (the “Third Party Business Intellectual Property Licenses”).

(b) Prior to Closing, Seller shall maintain all U.S. and foreign patent applications owned by Seller, other than the Revival Patents, as pending, and Seller shall provide evidence of the pending status of all international PCT applications and foreign applications owned by Seller.

(c) Prior to Closing, Seller shall prepare and file a Petition to Revive each of the U.S. Patent Applications set forth on Schedule 5.18(c) (“46 Revival Patents”) and shall diligently pursue revival of each of the Revival Patents in compliance with U.S. patent laws until Closing. Each Petition to Revive a 46 Revival Patent shall include a Notice of Rescission of Request for Non-Publication of such 46 Revival Patent, in addition to any other requirements of the U.S. patent laws for such petitions.

(d) Prior to Closing, the revival of the Revival Patents shall be performed at Seller’s sole cost and expense.

5.19. Governmental Permits. Prior to, and if requested by Buyer, after Closing, Seller shall use its best efforts to transfer to Buyer all Governmental Permits, licenses, certificates of inspection, certificates of occupancy or other consents or authorizations necessary for or used to carry on the Business, the Purchased Assets, or to use and occupy any one or more of the Premises, as are currently being conducted, occupied or utilized by Seller or as will be conducted, occupied or utilized by Buyer immediately after Closing, which are required by currently effective laws, rules or regulations.

5.20. Satisfaction of Excluded Liabilities. As soon as reasonably possible following Closing, Seller shall pay and satisfy in full all Excluded Liabilities.

5.21. Foreign Employees. Buyer shall use commercially reasonable efforts to comply with H-1B visa requirements, including permanent labor certifications and petitions for any Transferred Employees with an H-1B visa and/or pending permanent resident application.

ARTICLE VI

CLOSING

6.1. Conditions Precedent to Each Party’s Obligations. The respective obligations of each party to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be conditioned upon: (a) all governmental waivers, consents, orders and approvals legally required for the consummation of the transactions contemplated by this Agreement shall have been obtained and be in effect at the Closing Date, including, but not limited to the HSR Act waiting period shall have expired or been earlier terminated, if applicable, provided, however, that the failure of any party to obtain such consents or approvals shall not relieve such party of its obligation to consummate the transactions contemplated hereby if such failure is due to the default or delay of the party responsible for obtaining such consents and approvals; and (b) no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction having been enacted, entered, promulgated or enforced by any court, governmental authority or regulatory body which restrains, prohibits or prevents the consummation of the transactions contemplated hereunder.

6.2. Conditions Precedent to Buyer’s Obligations. Buyer’s obligation to consummate the transactions contemplated by this Agreement and the Ancillary Agreements shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Buyer:

(a) Performance. Seller shall have performed in all material respects their agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Buyer shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Seller, in form and substance reasonably satisfactory to Buyer, to that effect.

(b) Secretary’s Certificate of Seller. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, of the Secretary or an Assistant Secretary of Seller certifying that: (i) attached thereto is a complete and correct copy of resolutions adopted by the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof; (ii) that the persons named therein are duly elected, qualified and acting officers of Seller and that set forth therein is a genuine signature or true facsimile thereof for each such officer; and (iii) attached thereto is a complete and correct copy of resolutions adopted by the shareholders of Seller authorizing and approving the Sale at a meeting of shareholders duly held or pursuant to written consent under applicable laws on or before the twentieth (20th) day following the date of this Agreement, and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof.

(c) Good Standing Certificates of Seller. Seller shall have delivered to Buyer a certificate of good standing dated not more than ten days before the Closing Date, certifying that Seller is a corporation in good standing in its jurisdiction of formation.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially limit or adversely affect Buyer’s ownership or control of any of the Purchased Assets or the operation of the Business, and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

(e) Liens. Buyer shall have received evidence of the cancellation and release of all Encumbrances in respect of the Purchased Assets along with evidence of the termination of any UCC-1 financing statements, or other such similar statements, acceptable to Buyer in their reasonable discretion.

(f) Absence of Material Adverse Effect. After the date hereof there shall not have occurred nor shall there exist any event or condition, which individually or in the aggregate, has had or reasonably could be expected to have a Material Adverse Effect or Material Real Estate Impairment in the amount of $500,000 or more.

(g) Ancillary Agreements. Seller shall have duly executed and delivered to Buyer the Escrow Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

(h) Satisfactory Instruments of Transfer. Seller shall have delivered to Buyer duly executed copies of all instruments and documents required on Seller’s part to effectuate and consummate the transactions contemplated hereby, including, but not limited to, bills of sale, assumption agreements, assignment and assumption of leases and other conveyance documents, in form and substance satisfactory to Buyer, whereby all of Seller’s right, title and interest in and to the Purchased Assets and the Assumed Liabilities have been transferred and delivered to Buyer free and clear of any Encumbrances, other than Permitted Encumbrances.

(i) Required Consents. Seller shall have obtained all consents listed or required to be listed on Schedule 3.3 and Schedule 2.8(a) and the consents to assign to Buyer the Contracts set forth on Schedule 5.10 in form and substance reasonably satisfactory to Buyer.

(j) Opinion of Counsel. Buyer shall have received an opinion of Manatt, Phelps & Phillips, LLP, Seller’s counsel, substantially in the form attached hereto as Exhibit 6.2(j).

(k) Shareholder Consent. The Sale shall have been approved by the shareholders of Seller at a meeting duly held or pursuant to written consent under applicable laws on or before the twentieth (20th) day following the date of this Agreement.

(l) Third Party Business Intellectual Property. Seller shall have delivered to Buyer, Third Party Business Intellectual Property Licenses for all Third Party Business Intellectual Property.

(m) Other Consents. Seller shall have delivered to Buyer, the written consents of Mohr Davidow Ventures, Goldman Sachs and Madison Dearborn, and their affiliated funds approving the Sale.

(n) Warrant Exercise. All holders of outstanding warrants to purchase capital stock of Seller, if any, shall have either exercised or forfeited in writing such warrants.

(o) Option Exercise. All holders of outstanding Lantern Stock Options who are not Transferred Employees, if any, shall have either exercised or forfeited in writing such options.

(p) Employment and Restricted Person Agreements. Nader Vijeh shall have executed and delivered a Restricted Person Agreement and the Employment Agreement, and Nasser Hiekali shall have executed and delivered a Restricted Person Agreement, to C-COR, each in form and substance satisfactory to C-COR.

(q) Receipts of Advisors. Receipts from Saints Advisors, LLC and Manatt, Phelps & Phillips, LLP, acknowledging that all amounts owed by Seller have been paid in full.

(r) Receipts or Business Employees. Receipts from all Business Employees to the effect that all amounts by Seller, as described in Section 2.6(c)(iii), and (iv) have been paid in full and releasing Buyer from any liability in connection therewith.

(s) FIRPTA Certificate of Seller.

Seller shall have delivered to Buyer an affidavit of Seller stating, under penalties of perjury, the Seller’s United States taxpayer identification number and that the Seller is not a foreign person for purposes of Section 1445 of the Code.

(t) Transferred Employees. Prior to Closing, the Business Employees listed on Schedule 6.2(t) to which Buyer has extended offers of employment or engagement shall have accepted.

(u) Transition and Terminated Employees. The Transition Employees and all Business Employees other than Transferred Employees shall execute and deliver a release of any claim to employment by Buyer and of all claims against Seller and Buyer prior to Closing.

(v) Option Exchange Agreements. Seller shall have delivered to Buyer option exercise exchange agreements from all Business Employees required to exchange Lantern Stock Options for C-COR Stock options pursuant to Section 5.5(g) in form and substance satisfactory to Buyer.

(w) Assurance Letter. Buyer shall have received a letter of assurance from Seller’s trademark counsel stating: (A) that the information on Schedule 3.18(c) with respect to Seller’s trademarks and trade names is correct and that, to the knowledge of Seller’s trademark counsel, there has been no informal objection to the use of LANTERN or LANTERN COMMUNICATIONS for the goods identified in Schedule 3.18(c) in any of the countries, or the European Union, where the mark LANTERN COMMUNICATIONS is registered; (B) that there has been no formal complaint filed in any court or tribunal seeking to enjoin, or seeking damages for, the use of LANTERN COMMUNICATIONS for the goods identified in Schedule 3.18(c); (C) that to the knowledge of such counsel, there is no threatened litigation (to also include any alternative dispute resolution proceeding); and (D) that to the knowledge of such counsel, there has been no assignment or license or agreement affecting the trademark LANTERN COMMUNICATIONS or any registration in any country or the European Union for the goods recited Schedule 3.18(c).

(x) Revival Patents. Buyer shall have received evidence in form and substance satisfactory to Buyer that Seller has complied with the covenants set forth in Sections 5.18(b) through (d), including file stamped copies of all Petitions to Revive the Revival Patents and all other books, records, filings and correspondence related to the Revival Patents.

6.3. Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the transactions contemplated hereby shall be subject to the fulfillment of each of the following additional conditions, any one or more of which may be waived in writing by Seller:

(a) Performance. Buyer shall have performed in all material respects its agreements and covenants contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects (except to the extent a materiality exception has already been taken, then such representations and warranties shall be true and correct in all respects) on and as of the date made and on and as of the Closing Date as if made at and as of such date, and Seller shall have received a certificate of the Chief Executive Officer, the President or a Vice President of Buyer, in form and substance reasonably satisfactory to Seller, to that effect.

(b) Secretary’s Certificates of Buyer. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, of the Secretary or an Assistant Secretary of Buyer certifying (i) that attached thereto is a complete and correct copy of resolutions adopted by the board of directors of Buyer, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements executed in connection herewith by Buyer and that such resolutions, approvals and consents have not been amended or modified in any respect and remain in full force and effect as of the date thereof, and (ii) that the persons named therein are duly elected, qualified and acting officers of Buyer and that set forth therein is a genuine signature or true facsimile thereof for each such officer.

(c) Good Standing Certificates of Buyer. Buyer shall have delivered to Seller a certificate of good standing dated not more than ten days before the Closing Date, certifying that such Buyer is a corporation in good standing in its jurisdiction of formation.

(d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there by pending, any action or proceeding by or before any court or Governmental Authority or other regulatory or administrative agency or commission challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or which might have a Material Adverse Effect.

(e) Ancillary Agreements. Buyer shall have duly executed and delivered to Seller the Escrow Agreement and such other Ancillary Agreements as may be necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION AND SURVIVAL

7.1. Indemnification and Survival of Representations and Warranties and Covenants.

(a) All of the representations, warranties and covenants of the parties contained in this Agreement or any agreement or instrument delivered in connection with Closing, except as set forth in Section 7.1(c), shall survive the Closing and continue in full force and effect for the Survival Period.

(b) Each party (an “Indemnifying Person”) agrees to indemnify and hold the other party and its respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) harmless from any and all Damages suffered by them arising out of, related to or resulting from of a breach by the Indemnifying Person of its representations, warranties and covenants contained in this Agreement, except as set forth in Section 7.1(c), after the Closing Date provided that the Indemnified Person makes a written claim for indemnification against the Indemnifying Person within such Survival Period.

(c) Seller agrees to indemnify Buyer and its respective affiliates, officers, directors, employees, representatives and agents (such other party and each of the foregoing persons or entities is hereinafter referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) for any and all Damages arising out of, related to or resulting from the Excluded Liabilities and Seller’s indemnification obligation shall be unlimited and shall survive for an indefinite period after the Closing Date.

(d) Damages in each case shall be net of the amount of any insurance proceeds and indemnity and contribution actually recovered by the Indemnified Person after subtracting the cost of recovery and the amount of premiums paid and making adjustment for any premium increases.

(e) Upon the first anniversary of the Closing Date, Buyer shall direct the Escrow Agent to release to Seller the balance remaining in the Escrow Fund in excess of $500,000. The remaining $500,000 shall be retained in the Escrow Fund for an additional year to satisfy Damages for which Seller is required to provide indemnification pursuant to this Agreement. On the second anniversary of the Closing Date, Buyer shall direct the Escrow Agent to release the balance of the Escrow Fund to Seller. Notwithstanding the preceding sentences, in the event there is an asserted or threatened, but unresolved claim for Damages for which Buyer has provided a Claim Notice (as defined below) to Seller prior to the end of the applicable Survival Period, then, at Buyer’s option, the Indemnified Person’s entitlement to an amount from the Escrow Fund shall continue, and amount from the Escrow Fund equal to the amount of Damages alleged by Buyer shall remain in the Escrow Fund until such claim is resolved.

(f) Notwithstanding any other provision of this Section 7.1, an Indemnified Person shall be entitled to indemnification hereunder in the full amount of Damages with respect to the breach of a representation or warranty by the Indemnifying Person only when the aggregate of all Damages from all such breaches of representations, warranties and covenants by the Indemnifying Person exceeds $200,000 (the “Threshold Amount”). Any qualifications and exceptions relating to materiality or material adverse effect with respect to any representations, warranties or covenants shall be disregarded for the purposes of determining whether an Indemnified Person shall be entitled to indemnification with respect to such representations, warranties or covenants.

(g) Indemnification Procedures. In the event that any Indemnified Person incurs or suffers any Damages with respect to which indemnification may be sought pursuant to this Section 7.1, the Indemnified Person must assert the claim by giving to the Indemnifying Person written notice stating the nature, basis and amount, if known of the claim (“Claim Notice”). Within thirty (30) days of receipt of the Claim Notice, (“Response Period”) the Indemnifying Person shall respond to the Indemnifying Person in writing to accept or claim or to dispute the claim, in which event such response shall provide specific detail of any allegations in the Claim Notice that are disputed. In the event that the Indemnifying Person fails to responds within the thirty-day period or elects not to dispute the Claim Notice, then such claim shall conclusively be deemed to be an obligation of the Indemnifying Person and shall be paid in full within 30 days following the end of the Response Period.

(h) Dispute Resolution. In the event of any controversy or dispute arising out of or relating to this Agreement or the Escrow Agreement, or any breach thereof, or any Claim Notice disputed pursuant to the procedure in Section 7.1(g) which the parties are unable to resolve through negotiation, the party asserting such claim or breach shall give written notice (the “Dispute Notice”) to each other party setting forth in reasonable detail the nature of such claim or alleged breach. Such dispute if not otherwise resolved by the parties shall be settled by arbitration before a single arbitrator selected by the parties in accordance with the rules of the American Arbitration Association. If the parties fail to agree upon an arbitrator within 15 days after the date of the Dispute Notice, then Seller and Buyer, shall each select an arbitrator within the following 10 days, the two arbitrators selected by the parties shall select a third arbitrator within 20 days, and all three arbitrators shall arbitrate the controversy or claim. The results of the arbitration shall be final binding upon the parties and not subject to appeal.

(i) Indemnification Cap. The parties acknowledge and agree that after the Closing Date, the indemnification provisions set forth in this Section 7.1 shall be, the exclusive remedies available to Buyer for the breach of the representations, warranties and covenants of the Seller contained in this Agreement. In that regard, except for any claims for equitable relief or specific performance, any Indemnified Persons shall be entitled to receive recovery for Damages sustained as a result of breach of the representations, warrants and covenants of the Seller up to the maximum amount of $2,000,000 which amount shall be delivered by Seller to Escrow Agent at the Closing Date pursuant to the terms hereof, and the terms of the Escrow Agreement; provided, however, that the foregoing limitation shall not apply to claims for Damages by any Indemnified Person pursuant to Section 7.1(c) or for fraud or intentional breach of contract.

ARTICLE VIII

TERMINATION

8.1. Termination.

(a) Generally. This Agreement may be terminated at any time before the Closing Date:

(i) by mutual written consent of Buyer and Seller; or

(ii) by Buyer or by Seller if the transactions contemplated hereby have not been consummated on or before July 15, 2004, provided that such failure to consummate the transaction is not due to the failure of the party seeking to terminate this Agreement to comply in all material respects with its obligations under this Agreement.

(b) Seller’s Termination. Seller may terminate this Agreement if:

(i) any of the conditions set forth in Sections 6.1 or 6.3 shall become impossible to fulfill other than for reasons within the control of Seller, and such conditions shall not have been satisfied or waived in accordance with Section 8.4; or

(ii) Buyer shall have: (A) failed to observe or perform in any material respect any of its covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Buyer of such failure or, (B) breached a representation or warranty contained in Article IV or Article V hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Buyer of such breach, and the conditions set forth in Section 6.3(a) cannot be satisfied or has not been waived; or

(c) Buyer’s Termination. Buyer may terminate this Agreement if:

(i) any of the conditions set forth in Sections 6.1 or 6.2 shall become impossible to fulfill other than for reasons within the control of Buyer, and such conditions shall not have been waived under Section 6.3; or

(ii) Seller shall have: (A) failed to observe or perform in any material respect any of their covenants set forth in this Agreement that cannot be or has not been cured within 30 days of the giving of written notice to Seller of such failure or, (B) breached a representation or warranty contained in Article III or Article V hereof, and such breach cannot be or has not been cured within 30 days of the giving of written notice to Seller of such breach, and the condition set forth in Section 6.2(a) cannot be satisfied; or

8.2. Procedure and Effect of Termination. Upon termination of this Agreement by Seller or by Buyer under Section 8.1, written notice thereof shall forthwith be given to the other parties affected by such termination and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties. If this Agreement is terminated as provided herein, no party shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 8.3 or Article IX, all of which shall survive the termination, or to the extent the termination is the direct result of a willful and material breach by the party of a representation, warranty, or covenant contained in this Agreement.

8.3. Termination Fee.

(a) If Seller has satisfied all conditions to Closing set forth in Section 6.2 and Seller terminates this Agreement because of Buyer’s failure to consummate the transactions contemplated by the Agreement and the Ancillary Agreements, then Buyer shall immediately pay Seller $1,000,000, which shall be delivered to Seller from the Deposit Escrow Fund, and in connection with such delivery, Seller shall forthwith authorize Escrow Agent to release the Deposit Escrow.

(b) If Buyer has satisfied all conditions to Closing set forth in Section 6.3 and Buyer terminates this Agreement because of Seller’s failure to consummate the transactions contemplated by the Agreement and the Ancillary Agreements, then Seller shall immediately pay Buyer $1,000,000.

(c) The parties acknowledge that due to the difficulty of determining Damages in the event of a termination as described in Section 8.3(a) or (b), the $1,000,000 termination fee shall be deemed liquidated damages payable as compensation for the losses incurred by the aggrieved party in connection with termination of this Agreement.

(d) This Section 8.3 shall survive termination of this Agreement.

8.4. Waiver. At any time prior to the Closing Date, the parties hereto may: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant thereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any such waiver shall not be deemed to be continuing or to apply to any future obligation or requirement of any party hereto provided herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of the party granting such extension or waiver.

ARTICLE IX

MISCELLANEOUS

9.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (i) if shipped outside of the United States, two Business Days after delivery to DHL, Federal Express or other internationally recognized two-day international express carrier, if sent for immediate delivery with fee prepaid; (ii) if shipped within the United States, one Business Day after delivery to Federal Express or other nationally recognized overnight express carrier, if sent for overnight delivery with fee prepaid, (iii) upon receipt if sent via facsimile with receipt confirmed, or (iv) upon receipt if delivered personally, addressed as follows or to such other address or addresses of which the respective party shall have notified the other:

If to Seller, to:

Lantern Communications, Inc.

With a copy to:

Manatt, Phelps & Phillips, LLP

1001 Page Mill Road, Bldg. 2

Palo Alto, CA 94304

Attn: Arman Pahlavan

Fax No.: (650) 213-0260

If to Buyer, to:

C-COR.net Corp.

60 Decibel Road

State College, PA 16801

Attn: President

Fax No.: (814) 237-5574

and

Broadband Royalty Corporation

1105 North Market Street

Wilmington, Delaware 19801

Attn: President

Fax No.: (302) 427-7663

With a copy to:

Ballard Spahr Andrews & Ingersoll, LLP

1735 Market Street, 51st Floor

Philadelphia, PA 19103

Attn: Brian D. Doerner

Fax No.: (215) 864-8999

9.2. Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear all the fees, costs and expenses which are incurred by it in connection with the transactions contemplated hereby, whether or not such transactions are consummated.

9.3. Entire Agreement. The agreement of the parties, which is comprised of this Agreement and the Schedules hereto and the documents referred to herein, sets forth the entire agreement and understanding between the parties and supersedes any prior agreement or understanding, written or oral, relating to the subject matter of this Agreement. All Exhibits and Schedules referred to in this Agreement shall be attached hereto and are incorporated herein by reference.

9.4. Assignment; Binding Effect; Severability. This Agreement may not be assigned by any party hereto without the written consent of the other party, which consent shall not be unreasonably withheld. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors, legal representatives and permitted assigns of each party hereto. The provisions of this Agreement are severable, and in the event that any one or more provisions are deemed illegal or unenforceable the remaining provisions shall remain in full force and effect unless the deletion of such provision shall cause this Agreement to become materially adverse to any party, in which event the parties shall use best efforts to arrive at an accommodation which best preserves for the parties the benefits and obligations of the offending provision.

9.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. If any provision of this Agreement is determined to contravene the laws of the State of Delaware, it shall be deemed to be modified to the extent necessary to comply with any such law or, if such modification is not possible under any such law, shall be deemed to be null and void, but shall not affect the obligations of the Parties hereto under any other provision of this Agreement. The parties hereto consent to the exclusive jurisdiction of the Federal District Court of the Middle District of Pennsylvania for all claims related to this Agreement.

9.6. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Each of the parties agrees to accept and be bound by facsimile signatures hereto.

9.7. Public Announcement. Neither Seller nor Buyer shall, without the approval of the other parties hereto, make any press release or other public announcement concerning the terms of the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law, in which case such party shall use its best efforts to advise the other parties thereof and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to (a) implement the provisions of this Agreement, or (b) comply with accounting, securities laws and Securities and Exchange Commission disclosure obligations.

9.8. No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall, (a) confer on any Person other than the parties hereto and its successors or permitted assigns any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

9.9. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

9.10. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a contrary intention appears, (i) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (ii) reference to any Article or Section means such Article or Section hereof. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

9.11. Amendments. No amendments, or variations of the terms or conditions of this Agreement shall be valid unless made in writing signed by all parties hereto.

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IN WITNESS WHEREOF, Buyer and Seller has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the day and year first written above.

SELLER

LANTERN COMMUNICATIONS, INC.

By:	/s/ Nader Vijeh
Name:	Nader Vijeh
Title:	President

BUYER

C-COR.net CORP.

By:	/s/ David A. Woodle
David A. Woodle,
Chief Executive Officer

BROADBAND ROYALTY CORPORATION

By:	/s/ George M. Savereno
George M. Savereno
President

SCHEDULES FOR LANTERN COMMUNICATIONS, INC.

Schedule 2.1	Purchased Assets

Schedule 2.2	Excluded Assets

Schedule 2.3	Assumed Liabilities

Schedule 2.8	Non-Assignable Assets

Schedule 3.1	Organization and Authority

Schedule 3.3	No Violations

Schedule 3.4	Financial Statements

Schedule 3.5	Material Changes

Schedule 3.6	Title

Schedule 3.7	Personal Property

Schedule 3.8	Permits, Licenses

Schedule 3.9	Compliance with Laws and Litigation

Schedule 3.10	Employee Matters

Schedule 3.11	Material Contracts

Schedule 3.12	Environmental Matters

Schedule 3.13	No Undisclosed Liabilities

Schedule 3.14	Warranty Claims

Schedule 3.15	Purchased Assets

Schedule 3.16	Real Estate Leases

Schedule 3.17	Tax Matters

Schedule 3.18	Intellectual Property

Schedule 3.19	Books and Records

Schedule 3.20	Accounts Receivable/Payable

Schedule 5.5(a)	Employees and Employee Benefits

Schedule 5.5(b)	Transferred Employees

Schedule 5.5(e)	Transition Employees

Schedule 5.10	Consents

Schedule 6.2(t)	Acceptance of Offers of Employment

The Registrant, C-COR.net Corp., hereby agrees to furnish supplementally a copy of the omitted, above-referenced schedules to the Securities and Exchange Commission, upon its request.

AMENDMENT

TO

ACQUISITION AGREEMENT

THIS TO ACQUISITION AGREEMENT (this “Amendment”) is dated as of May 28, 2004 between Lantern Communications, Inc. a Delaware corporation, (“Seller”), and C-COR.net Corp., a Pennsylvania corporation (“C-COR”) and Broadband Royalty Corporation, a Delaware corporation and wholly-owned subsidiary of C-COR (“BRC” and together with C-COR, “Buyer”).

Recitals

WHEREAS, Seller and each Buyer are parties to that certain Acquisition Agreement dated as of May 14, 2004 (the “Agreement”); and

WHEREAS, Seller and Buyer desire to amend the Agreement.

NOW THEREFORE, in consideration of the mutual covenants and promises contained herein, the Parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Each capitalized term used in this Amendment, which is not defined herein, shall have the meaning given to such term in the Agreement.

2. Amendment to Section 1.1. The definition of “Employee Bonus” contained in Section 1.1 of the Agreement is hereby amended and restated in its entirety to read as follows:

““Employee Bonus” means bonuses payable to certain officers of Seller and Business Employees pursuant to agreements with the Company and other arrangements approved by the Board of Directors of Seller, in an aggregate amount of twenty-five percent (25%) of the Purchase Price minus any amounts to be paid by Seller at the Closing set forth in Sections 2.6(c)(i), (ii), (iv), (v) and (vi) of this Agreement; provided, however, that the aggregate amount of such bonuses payable to all officers of Seller and Business Employees shall in no event exceed an aggregate of $5,000,000.”

3. Amendment to Section 5.5(g). Section 5.5(g) of the Agreement is hereby amended and restated in its entirety to read as follows:

“All outstanding options to purchase Seller Common Stock (“Lantern Stock Options”) issued pursuant to the Lantern 1999 Stock Plan and held by Transferred Employees shall be exchanged for options to purchase shares of C-COR Common Stock (“C-COR Stock Options”) equal to the number of Lantern Stock Options held multiplied by the Exchange Ratio. The “Exchange Ratio” shall mean the quotient of the number of outstanding Lantern Stock Options divided by 120,000. For example, if at the Closing, there are 15,000,000 Lantern Stock Options outstanding, then, the Exchange Ratio for purposes hereof shall be 125 to one; each 125 Lantern Stock Options will be exchanged for one (1) C-COR Stock Option; the exercise price for the C-COR Option resulting from such exchange shall be equal to the exercise price of the Lantern Stock Option prior to the Exchange multiplied by the Exchange Ratio. The term, exercisability, vesting schedule, vesting commencement date, status as an “incentive stock option” under Section 422 of the Code, if applicable, and all other terms and conditions of the Lantern Stock Options will otherwise be unchanged after the Closing. Seller agrees that it shall not issue any additional options to purchase Seller Common Stock to any employees, consultants or directors between the date of execution hereof and the Closing.”

4. Amendment to Section 2.6(a). Section 2.6(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“At the Closing, Buyer will pay Seller an aggregate purchase price (the “Purchase Price”) of $20,000,000, less an amount equal to the sum of the Sign-On Bonus plus $54,833.54, subject to adjustment as described herein, in cash for the Purchased Assets plus the assumption of the Assumed Liabilities.”

5. Amendment to Schedule 5.5(b). Miodrag Prodanovic shall be added to Schedule 5.5(b).

6. Effect of Amendment. Except as amended hereby, all other provisions of the Agreement and the Schedules and Exhibits attached thereto are hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered by their respective duly authorized officers on the day and year first above written.

SELLER

LANTERN COMMUNICATIONS, INC.

By: /S/ NADER VIJEH

Name: Nader Vijeh
Title: President

BUYER

C-COR.net CORP.

By: /S/ DAVID A. WOODLE

David A. Woodle,
Chief Executive Officer

BROADBAND ROYALTY CORPORATION

By: /S/ GEORGE M. SAVERENO

George M. Savereno
President